Exhibit 10.9

STOCK PURCHASE AGREEMENT

dated as of March 16, 2006

by and between

AERCAP, INC.

and

NICOLAS FINAZZO, ROSE ANN FINAZZO and ROBERT B. NICHOLS

with respect to all

outstanding capital stock of

AEROTURBINE, INC.

TABLE OF CONTENTS

This Table of Contents is not part of the Agreement to which it is attached but is inserted for convenience only.

i

2.29	Accounts Receivable	24
2.30	No Illegal Payments	25
2.31	Inventory	25
2.32	Product Liability Claims	25
2.33	Brokers	26
2.34	Disclosure	26
2.35	Indebtedness and Cash Position	26
2.36	Substantial Customers, Suppliers and Lessees	26

ARTICLE III REPRESENTATIONS AND WARRANTIES OF PURCHASER		27
3.01	Organization	27
3.02	Authority	27
3.03	No Conflicts	27
3.04	Governmental Approvals and Filings	27
3.05	Legal Proceedings	28
3.06	Purchase for Investment	28
3.07	Financing	28
3.08	Brokers	28
3.09	Disclosure	28

ARTICLE IV COVENANTS OF SELLERS		28
4.01	Regulatory and Other Approvals	29
4.02	HSR Filings	29
4.03	Investigation by Purchaser	29
4.04	No Solicitations	29
4.05	Conduct of Business	30
4.06	Financial Statements and Reports; Filings	31
4.07	Employee Matters	31
4.08	Certain Restrictions	32
4.09	Affiliate Transactions	33
4.10	Books and Records	33
4.11	Employment	33
4.12	Non-Competition	33
4.13	Notice and Cure	33
4.14	Fulfillment of Conditions	34
4.15	S Corporation Status	34
4.16	New Real Estate Lease	34
4.17	AeroTurbine Capital Shares Contribution	34
4.18	Sellers’ Account	34

ARTICLE V COVENANTS OF PURCHASER		35
5.01	Regulatory and Other Approvals	35
5.02	HSR Filings	36
5.03	Employment	36
5.04	Non-Competition	36
5.05	Notice and Cure	36

5.06	Fulfillment of Conditions	36
5.07	New Real Estate Lease	36

ARTICLE VI CONDITIONS TO OBLIGATIONS OF PURCHASER		37
6.01	Representations and Warranties	37
6.02	Performance	37
6.03	Certificates of Sellers	37
6.04	Orders and Laws	37
6.05	Regulatory Consents and Approvals	37
6.06	Third Party Consents	38
6.07	Resignations of Directors and Officers	38
6.08	Proceedings	38
6.09	Shareholder Equity Agreements	38
6.10	Employment Agreements	38
6.11	Non-Competition Agreement	38
6.12	AeroTurbine Capital Shares Contribution	38

ARTICLE VII CONDITIONS TO OBLIGATIONS OF SELLERS		38
7.01	Representations and Warranties	39
7.02	Performance	39
7.03	Officers’ Certificates	39
7.04	Orders and Laws	39
7.05	Regulatory Consents and Approvals	39
7.06	Proceedings	39
7.07	Shareholder Equity Agreements	39
7.08	Employment Agreements	40
7.09	Release of Seller Guarantees	40

ARTICLE VIII TAX MATTERS AND POST-CLOSING TAXES		40
8.01	Tax Returns	40
8.02	Code §338(h)(10) Election	41
8.03	Tax Indemnification	41
8.04	Refunds	42
8.05	Tax Audits and Contests; Cooperation	42
8.06	Transfer Taxes	43
8.07	Exclusivity	44

ARTICLE IX EMPLOYEE BENEFITS MATTERS		44
9.01	Employee Benefits Matters	44

ARTICLE X SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS		45
10.01	Survival of Representations, Warranties, Covenants and Agreements	45

ARTICLE XI INDEMNIFICATION		45
11.01	Tax Treatment of Indemnity Payments	45

11.02	Indemnification	45
11.03	Method of Asserting Claims	46

ARTICLE XII TERMINATION		48
12.01	Termination	48
12.02	Effect of Termination	48

ARTICLE XIII DEFINITIONS		49
13.01	Definitions	49

ARTICLE XIV MISCELLANEOUS		57
14.01	Notices	57
14.02	Entire Agreement	59
14.03	Expenses	59
14.04	Public Announcements	59
14.05	Confidentiality	59
14.06	Waiver	60
14.07	Amendment	60
14.08	No Third Party Beneficiary	60
14.09	No Assignment; Binding Effect	60
14.10	Headings	61
14.11	Consent to Jurisdiction	61
14.12	Invalid Provisions	61
14.13	Governing Law	61
14.14	Counterparts	61

EXHIBITS

EXHIBIT A	Employment Agreements
EXHIBIT B	Non-Competition Agreement
EXHIBIT C	Restricted Shares Purchase Agreement
EXHIBIT D	Stockholders Agreement
EXHIBIT E	Certificate of Sellers
EXHIBIT F	Officer’s Certificate of Purchaser
EXHIBIT G	Secretary’s Certificate of Purchaser

v

This STOCK PURCHASE AGREEMENT dated as of March 16, 2006 is made and entered into by and between AerCap, Inc., a Delaware corporation (“Purchaser”), and Mr. Nicolas Finazzo (“Nick”), Mrs. Rose Ann Finazzo (“Rose Ann”) and Mr. Robert B. Nichols (“Bob”; Nick, Rose Ann and Bob, each a “Seller”, and together, “Sellers”; and Nick and Bob, each a “Management Seller”; and together, “Management Sellers”).  Capitalized terms not otherwise defined herein have the meanings set forth in Section 13.01.

WHEREAS, Sellers own in the aggregate 45,000 shares of Series B common stock, $.001 par value per share, of AeroTurbine, Inc., a Delaware corporation (the “Company”), constituting all issued and outstanding shares of capital stock of the Company (such shares being referred to herein as the “Shares”);

WHEREAS, AerCap, B.V. (“Parent”), is a limited liability company formed and validly existing under the laws of the Netherlands and the indirect parent and indirect owner of 100% of the authorized, issued and outstanding common stock of Purchaser;

WHEREAS, as a condition to the purchase of the Shares hereunder, (i) each Management Seller has agreed to enter into an employment agreement with Parent and the Company substantially in the form of Exhibit A hereto (the “Employment Agreements”) and (ii) each Seller has agreed to enter into a non-competition agreement with Parent and the Company substantially in the form of Exhibit B hereto (the “Non-Competition Agreement”);

WHEREAS, Sellers desire to sell, and Purchaser desires to purchase, the Shares on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, upon the Closing of the purchase and sale of the Shares pursuant to this Agreement, each Seller and each of Cerberus Fern Holdings Ltd., Cerberus Fern Holdings II Ltd., Cerberus Fern Holdings III Ltd. and Cerberus Fern Holdings IV Ltd., each a limited liability exempted company incorporated under the laws of Bermuda (collectively, the “Cerberus Entities”) will, on the Closing Date (as defined herein), enter into separate restricted share purchase agreements, all four restricted share purchase agreements substantially in the form of Exhibit C hereto (the “Restricted Shares Purchase Agreement”) pursuant to which Sellers will purchase from the Cerberus Entities six and a half percent (6.5%) of the common shares of certain entities which hold the controlling interest in Parent; and

WHEREAS, upon the Closing of the purchase and sale of the Shares pursuant to this Agreement, each Seller and the Cerberus Entities will, on the Closing Date (as defined herein) enter into a stockholders agreement substantially in the form of Exhibit D hereto (the “Stockholders Agreement”; and together with the Restricted Shares Purchase Agreement, the “Shareholder Equity Agreements”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

SALE OF SHARES AND CLOSING

1.01        Purchase and Sale.  Sellers agree to sell to Purchaser, and Purchaser agrees to purchase from Sellers, all of the right, title and interest of Sellers in and to the Shares at the Closing on the terms and subject to the conditions set forth in this Agreement.

1.02        Purchase Price.  The aggregate purchase price for the Shares and for the covenants of Sellers contained in the Non-Competition Agreement (the “Purchase Price”) shall be equal to the sum of $127,070,588 (i) plus $1,200,000 for each full calendar month (or prorated portion thereof) occurring during the period commencing August 1, 2005 and ending on the Closing Date (the “Interim Period”) and (ii) plus the amount, if any, to be paid by Purchaser to Sellers as provided for in Section 1.04 and/or minus the amount, if any, to be paid by Sellers to Purchaser as provided for in Section 1.04.  The Purchase Price exclusive of the addition thereto or subtraction therefrom referred in the foregoing clause (ii) is referred to herein as the “Closing Purchase Price”.

1.03        Closing.  The Closing will take place at the offices of Milbank, Tweed, Hadley and McCloy LLP, 1 Chase Manhattan Plaza, New York, New York, 10005, or at such other place as Purchaser and Sellers mutually agree, at 10:00 A.M. local time, on the Closing Date.  At the Closing, Purchaser will pay the Closing Purchase Price by wire transfer of immediately available funds to such account as Sellers may reasonably direct by written notice delivered to Purchaser at least two (2) Business Days before the Closing Date.  Simultaneously, Sellers will assign and transfer to Purchaser all of Sellers’ right, title and interest in and to the Shares by delivering to Purchaser certificates representing the Shares, in genuine and unaltered form, duly endorsed in blank or accompanied by duly executed stock powers endorsed in blank, with requisite stock transfer tax stamps, if any, attached.  At the Closing, there shall also be delivered to Sellers and Purchaser the opinions, certificates and other Contracts, documents and instruments to be delivered under Articles VI and VII.

1.04        Tax Payment Dividends.

(a)       Sellers shall cause the Company to prepare, in consultation with the independent accounting firm of the Company and at the Company’s expense, and file with the relevant taxing authorities the Company’s 2005 federal and state income tax returns.  The Company shall provide Purchaser with a draft of the 2005 federal and state income tax returns at least ten (10) Business Days prior to the due dates (including any extensions) for filing such returns.  Purchaser shall have the right to comment on the 2005 tax returns of the Company and its Subsidiaries and those returns will be revised to reflect changes suggested by the Purchaser unless the Company determines in good faith that Purchaser’s suggested changes are contrary to applicable law or inconsistent with prior practice.  A copy of such returns shall be provided to Purchaser and Sellers not later than five (5) Business Days following the filing of such returns.  The taxable income of the Company shown on line 21 (and with respect to income not included on line 21, such other line items as may be applicable) of IRS Form 1120S of such 2005 income tax returns of the Company (the “2005 Relevant Taxable Income”) shall be used for purposes of calculating amounts to be paid to or by Sellers or Purchaser pursuant to this Section 1.04.

(b)       Purchaser and Sellers shall cause the Company to prepare, in consultation with the independent accounting firm of the Company and consistent with prior practice, and file with the relevant taxing authorities the Company’s federal and state income tax returns for the period beginning January 1, 2006 and ending on the Closing Date (the “2006 Short Period”, and such returns, the “2006 Short Period Returns”).  A copy of the 2006 Short Period Returns shall be provided to Purchaser and Sellers not later than five (5) Business Days following the filing of such returns.  The taxable income of the Company for such period (the “2006 Relevant Taxable Income”) shown on line 21(and with respect to income not included on line 21, such other line items as may be applicable) of IRS Form 1120S of such 2006 Short Period Return, but adjusted to exclude any income, gain, loss or deduction attributable to the Election reflected therein, shall be used for purposes of calculating amounts to be paid to or by Sellers or Purchaser pursuant to this Section 1.04.

(c)       In the event that the 2005 Relevant Taxable Income is a positive amount, then (A) Purchaser shall pay to Sellers, on the later of the Closing Date or ten (10) Business Days following delivery to Purchaser and Sellers of the Company’s 2005 income tax returns, the amount, if any, by which (x) 35% (or 15% with respect to long term capital gain items) of the 2005 Relevant Taxable Income, which resulting amount shall be reduced by the Foreign Tax Credit Benefit (as defined below) exceeds (y) $5,789,513 (the “Pre-Signing Dividend Amount”) or (B) Sellers shall pay to Purchaser, within ten (10) Business Days following delivery to Purchaser and Sellers of the Company’s 2005 income tax returns, the amount, if any, by which (x) the Pre-Signing Dividend Amount exceeds (y) 35% (or 15% with respect to long term capital gain items) of the 2005 Relevant Taxable Income, which resulting amount shall be reduced by the Foreign Tax Credit Benefit for 2005.

(d)       In the event that the 2006 Relevant Taxable Income is a positive amount, then Purchaser shall pay to Sellers, within ten (10) Business Days following delivery to Purchaser and Sellers of the 2006 Short Period Returns, an amount equal to 35% (or 15% with respect to long term capital gain items) of the 2006 Relevant Taxable Income, which amount shall be reduced by the Foreign Tax Credit Benefit for the 2006 Short Period.

(e)       In the event that the 2005 Relevant Taxable Income or the 2006 Relevant Taxable Income is a negative amount (for example, reduces the relevant gross income of Sellers for income tax purposes), then Sellers will pay to Purchaser an amount such that (x) the Pre-Signing Dividend Amount plus the aggregate amount, if any, paid to Sellers pursuant to paragraph (c) and/or (d) above, minus the aggregate amount, if any, paid by Sellers to the Purchaser pursuant to paragraph (c) above, and minus the amount payable by Sellers to Purchaser pursuant to this paragraph (e), is equal to, and does not exceed, (y) 35% (or 15% with respect to long term capital gain items) of the sum of the 2005 Relevant Taxable Income and the 2006 Relevant Taxable Income, which amount shall be reduced by the Foreign Tax Credit Benefit for 2005 or the 2006 Short Period.

(f)        The Foreign Tax Credit Benefit means, with respect to a taxable period, the amount by which the taxes payable by Sellers in respect of such period may be reduced in respect of a credit for foreign taxes paid by the Company or any Subsidiary (such benefit to be determined assuming the income, gains, deductions and losses of the Company are the only items of income, gain, deduction and loss of Sellers for the taxable period in question).

(g)       All payments made by or to Sellers or Purchaser pursuant to this Section 1.04 shall be made by wire transfer of immediately available funds to such account or accounts as are designated in advance by the recipient thereof to the payor thereof.

(h)       Any dispute or objection by Purchaser or Sellers as to the determination of the 2005 Relevant Taxable Income or the 2006 Relevant Taxable Income, or the calculation of any payment required to be made pursuant to this Section 1.04, shall be submitted to and resolved by the Company’s independent accounting firm, whose resolution thereof shall be final and binding on Purchaser and Sellers; provided, however, that such calculation and payment shall be subject to subsequent adjustment based upon final determination pursuant to any Tax audit, which Purchase and Sellers agree shall be subject to the terms of Section 8.05 hereof.

(i)        To the extent Sellers are required to report items of AeroTurbine Capital income, gain, deduction and loss on their U.S. federal income tax returns by reason of AeroTurbine Capital being treated as an S Corporation for U.S. federal income tax purposes, those items that are required to be reported on Sellers’ individual tax returns shall be included in the 2005 Relevant Taxable Income and 2006 Relevant Taxable Income of the Company.

1.05        Further Assurances; Post-Closing Cooperation.

(a)       At any time or from time to time after the Closing, Sellers shall execute and deliver to Purchaser such other documents and instruments, provide such materials and information and take such other actions as Purchaser may reasonably request more effectively to vest title to the Shares in Purchaser and, to the full extent permitted by Law, to put Purchaser in actual possession and operating control of the Company and the Subsidiaries and their Assets and Properties and Books and Records, and otherwise to cause Sellers to fulfill their obligations under this Agreement and the Operative Agreements to which they are a party.

(b)       Following the Closing, each party will afford the other party, its counsel and its accountants, during normal business hours, reasonable access to the books, records and other data relating to the Business or Condition of the Company in its possession with respect to periods prior to the Closing and the right to make copies and extracts therefrom, to the extent that such access may be reasonably required by the requesting party in connection with (i) the preparation of Tax Returns, (ii) the determination or enforcement of rights and obligations under this Agreement, (iii) compliance with the requirements of any Governmental or Regulatory Authority, (iv) the determination or enforcement of the rights and obligations of any party to this Agreement or any of the Operative Agreements or (v) in connection with any actual or threatened Action or Proceeding.  Further, each party agrees for a period extending six (6) years after the Closing Date not to destroy or otherwise dispose of any such books, records and other data unless such party shall first offer in writing to surrender such books, records and other data to the other party and such other party shall not agree in writing to take possession thereof during the ten (10) day period after such offer is made.

(c)       If, in order properly to prepare its Tax Returns, other documents or reports required to be filed with Governmental or Regulatory Authorities or its financial statements or to fulfill its obligations hereunder, it is necessary that a party be furnished with additional information, documents or records relating to the Business or Condition of the Company not referred to in paragraph (b) above, and such information, documents or records are in the possession or control of the other party, such other party shall use its best efforts to furnish or make available such information, documents or records (or copies thereof) at the recipient’s request, cost and expense.  Any information obtained by Sellers in accordance with this paragraph shall be held confidential by Sellers in accordance with Section 14.05.

1.06        Purchase Price Allocation.  The Purchase Price shall be allocated as follows:  $125,070,588 to the Shares (the “Share Purchase Price”) and $2,000,000 to the Non-Competition Agreement.  If, pursuant to Section 8.02 herein, Purchaser determines to make an election under Code Section 338(h)(10), Purchaser shall propose an allocation of the Share Purchase Price (including any Company liabilities properly included in the Purchase Price for purposes of determining the Purchase Price under Code Section 338(h)(10)) among the assets of the Company and each Subsidiary in accordance with Code Section 1060 and the Treasury Regulations promulgated thereunder (and any similar provision of state, local or foreign law, as appropriate), and shall notify Sellers of such proposed Purchase Price allocation.  The parties shall cooperate in good faith to agree on an allocation of the Purchase Price and once agreed to, the allocation shall be binding on the parties (the “Allocation”).  If the parties cannot agree upon the Allocation within 30 days of Purchaser’s delivery of its proposed allocation to Sellers, the parties shall submit any disputes to the independent accountants acceptable to both of the parties.  The independent accountants shall finally and conclusively resolve any disputed matters in accordance with Code Section 1060 within 30 days of receipt of the submission.  Purchaser and Sellers shall report,  and file Tax Returns (including but not limited to Internal Revenue Service Form 8594) in all respects and for all purposes consistent with the Allocation.  Neither Purchaser nor Sellers shall take any position (whether in audits, Tax Returns or otherwise) that is inconsistent with the Allocation unless required to do so by applicable law.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SELLERS

Sellers, jointly and severally, hereby represent and warrant to Purchaser as follows:

2.01        Power of Sellers.  Each Seller has full power and authority to execute and deliver this Agreement and the Operative Agreements to which it is a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, including without limitation to own, hold, sell and transfer (pursuant to this Agreement) the Shares.

2.02        Authority.  This Agreement has been duly and validly executed and delivered by each Seller and constitutes, and upon the execution and delivery by each Seller of the Operative Agreements to which it is a party, such Operative Agreements will constitute, legal, valid and binding obligations of each Seller enforceable against each Seller in accordance with its terms.

2.03        Organization of the Company.  The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has full corporate power and authority to conduct its business as and to the extent now conducted and to own, use and lease its Assets and Properties.  Section 2.03 of the Disclosure Schedule lists all lines of business in which the Company is participating or engaged.  The Company is duly qualified, licensed or admitted to do business and is in good standing in those jurisdictions specified in Section 2.03 of the Disclosure Schedule, which are the only jurisdictions where the failure to be so qualified, licensed or admitted to do business could reasonably be expected to have a Material Adverse Effect.  The name of each director and officer of the Company on the date hereof, and the position with the Company held by each, are listed in Section 2.03 of the Disclosure Schedule.  Sellers have prior to the execution of this Agreement delivered to Purchaser true and complete copies of the certificate of incorporation and by-laws of the Company as in effect on the date hereof.

2.04        Capital Stock.  The authorized capital stock of the Company consists solely of 60,000 shares of Common Stock, $.001 par value per share, of which 15,000 shares are Series “A” Common Stock, none of which is issued or outstanding, and 45,000 shares are Series “B” Common Stock and constitute all the Shares.  The Shares are duly authorized, validly issued, outstanding, fully paid and nonassessable.  Sellers own the Shares, beneficially and of record, free and clear of all Liens except as set forth in Section 2.04 of the Disclosure Schedule.  Except for this Agreement and as set forth in Section 2.04 of the Disclosure Schedule, there are no outstanding Options with respect to the Company.  The delivery of a certificate or certificates at the Closing representing the Shares in the manner provided in Section 1.03 will transfer to Purchaser good and valid title to the Shares, free and clear of all Liens.

2.05        Subsidiaries.  Section 2.05 of the Disclosure Schedule lists the name of each Subsidiary and all lines of business in which each Subsidiary is participating or engaged.  Each Subsidiary is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation identified in Section 2.05 of the Disclosure Schedule, and has full corporate power and authority to conduct its business as and to the extent now conducted and to own, use and lease its Assets and Properties.  Each Subsidiary is duly qualified, licensed or admitted to do business and is in good standing in those jurisdictions specified in Section 2.05 of the Disclosure Schedule, which are the only jurisdictions in which the ownership, use or leasing of such Subsidiary’s Assets and Properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary.  Section 2.05 of the Disclosure Schedule lists for each Subsidiary the amount of its authorized capital stock, the amount of its outstanding capital stock and the record owners of such outstanding capital stock.  All of the outstanding shares of capital stock of each Subsidiary have been duly authorized and validly issued, are fully paid and nonassessable, and are owned, beneficially and of record, by the Company or Subsidiaries wholly owned by the Company, free and clear of all Liens.  There are no outstanding Options with respect to any Subsidiary.  The name of each director and officer of each Subsidiary on the date hereof, and the position with such Subsidiary held by each, are listed in Section 2.05 of the Disclosure Schedule.  Sellers have prior to the execution of this Agreement delivered to Purchaser true and complete copies of the certificate or articles of incorporation and by-laws (or other comparable corporate charter documents) of each of the Subsidiaries as in effect on the date hereof.

2.06        Material Asset Sales.  Except as set forth in Section 2.06 of the Disclosure Schedule, and except for sales of aircraft, engines and spare parts by the Company or any Subsidiary in the ordinary course of business, (i) since July 31, 2005, neither the Company nor any Subsidiary has effected a sale or distribution of all or any substantial portion of its assets of and (ii) there are no existing agreements, options, commitments or rights with, of or to any Person to acquire any material assets or rights of the Company, any Subsidiary or any interest therein.

2.07        No Conflicts.  The execution and delivery by Sellers of this Agreement do not, and the execution and delivery by Sellers of the Operative Agreements to which they are party, the performance by Sellers of their obligations under this Agreement and such Operative Agreements and the consummation of the transactions contemplated hereby and thereby will not:

(a)           conflict with or result in a violation or breach of any of the terms, conditions or provisions of the certificate or articles of incorporation or by-laws (or other comparable corporate charter documents) of the Company or any Subsidiary;

(b)           subject to obtaining the consents, approvals and actions, making the filings and giving the notices disclosed in Section 2.07 of the Disclosure Schedule and under the HSR Act, conflict with or result in a violation or breach of any term or provision of any Law or Order applicable to Sellers, the Company or any Subsidiary or any of their respective Assets and Properties; or

(c)           except as disclosed in Section 2.07(c) of the Disclosure Schedule or required under the HSR Act, (i) conflict with or result in a violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a default under, (iii) require Sellers, the Company or any Subsidiary to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, (iv) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, (v) result in or give to any Person any additional rights or entitlement to increased, additional, accelerated or guaranteed payments under, or (vi) result in the creation or imposition of any Lien upon Sellers, the Company or any Subsidiary or any of their respective Assets and Properties under, any Contract or License to which Sellers, the Company or any Subsidiary is a party or by which any of their respective Assets and Properties are bound.

2.08        Governmental Approvals and Filings.  Except as disclosed in Section 2.08 of the Disclosure Schedule and filings required under the HSR Act, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority on the part of Sellers, the Company or any Subsidiary is required in connection with the execution, delivery and performance of this Agreement or any of the Operative Agreements or the consummation of the transactions contemplated hereby or thereby except where the failure to obtain such consent, approval or action, make such filing or provide such notice would not have a Material Adverse Effect.

2.09        Books and Records.  The minute books and other similar records of the Company and the Subsidiaries as made available to Purchaser prior to the execution of this Agreement contain a true and complete record, in all material respects, of all action taken at all meetings and by all written consents in lieu of meetings of the stockholders, the boards of directors and committees of the boards of directors of the Company and the Subsidiaries.  The stock transfer ledgers and other similar records of the Company and the Subsidiaries as made available to Purchaser prior to the execution of this Agreement accurately reflect all record transfers prior to the execution of this Agreement in the capital stock of the Company and the Subsidiaries.  Except as set forth in Section 2.09 of the Disclosure Schedule, neither the Company nor any Subsidiary has any of its Books and Records recorded, stored, maintained, operated or otherwise wholly or partly dependent upon or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of the Company or a Subsidiary.

2.10        Financial Statements.  Prior to the execution of this Agreement, Sellers have delivered to Purchaser true and complete copies of the following financial statements:

(a)           the audited balance sheets of the Company and its consolidated subsidiaries as of December 31, 2003 and 2004, and the related audited consolidated statements of operations, stockholders’ equity and cash flows for each of the fiscal years then ended, together with a true and correct copy of the report on such audited information by KPMG International, and all letters from such accountants with respect to the results of such audits;

(b)           the unaudited balance sheets of the Company and its consolidated subsidiaries as of the last Business Day of March, June, September and December, 2004 and the last Business Day of March, June and September 2005, and the related unaudited consolidated statements of operations and stockholders’ equity for the portion of the fiscal year then ended; and

(c)           the unaudited estimated balance sheets of the Company and its consolidated subsidiaries as of July 31, 2005, and the related unaudited estimated consolidated statements of operations and stockholders’ equity for the portion of the fiscal year then ended.

Except as set forth in the notes thereto and as disclosed in Section 2.10 of the Disclosure Schedule, all such financial statements (i) were prepared in accordance with GAAP, except that the unaudited financial statements do not have footnotes, (ii) fairly present the consolidated financial condition and results of operations of the Company and its consolidated subsidiaries as of the respective dates thereof and for the respective periods covered thereby, subject to normal year-end adjustments in the case of the unaudited financial statements, and (iii) were compiled from the Books and Records of the Company and the Subsidiaries regularly maintained by management and used to prepare the financial statements of the Company and the Subsidiaries in accordance with the principles stated therein.  The Company and the Subsidiaries have maintained their respective Books and Records in a manner sufficient to permit the preparation of financial statements in accordance with GAAP.  Except for those Subsidiaries listed in Section 2.10 of the Disclosure Schedule, the financial condition and results of operations of each Subsidiary are, and for all periods referred to in this Section 2.10 have been, consolidated with those of the Company.

2.11        Absence of Changes.  Except for the execution and delivery of this Agreement and the transactions to take place pursuant hereto on or prior to the Closing Date, since December 31, 2004 there has not been any event or development which, individually or together with other such events, has had or could reasonably be expected to have a Material Adverse Effect.  Without limiting the foregoing, except as disclosed in Section 2.11 of the Disclosure Schedule or as explicitly disclosed in any other Section of the Disclosure Schedule, there has not occurred since December 31, 2004 and the date hereof:

(i)            any declaration, setting aside or payment of any dividend or other distribution in respect of the capital stock of the Company or any Subsidiary not wholly owned by the Company, or any direct or indirect redemption, purchase or other acquisition by the Company or any Subsidiary of any such capital stock of or any Option with respect to the Company or any Subsidiary not wholly owned by the Company;

(ii)           any authorization, issuance, sale or other disposition by the Company or any Subsidiary of any shares of capital stock of or Option with respect to the Company or any Subsidiary, or any modification or amendment of any right of any holder of any outstanding shares of capital stock of or Option with respect to the Company or any Subsidiary;

(iii)          (x) any increase in the salary, wages or other compensation of any officer, employee or consultant of the Company or any Subsidiary whose annual salary is, or after giving effect to such change would be, $100,000 or more; (y) any establishment or modification of (A) incentive compensation arrangements, (B) targets, goals, pools or similar provisions in respect of any fiscal year under any Benefit Plan, employment-related Contract or other employee compensation arrangement or (C) salary ranges, increase guidelines or similar provisions in respect of any Benefit Plan, employment-related Contract or other employee compensation arrangement; or (z) any adoption, entering into or becoming bound by any Benefit Plan, employment-related Contract or collective bargaining agreement, or amendment, modification or termination (partial or complete) of any Benefit Plan, employment-related Contract or collective bargaining agreement, except to the extent required by applicable Law and, in the event compliance with legal requirements presented options, only to the extent the option which the Company or Subsidiary reasonably believed to be the least costly was chosen;

(iv)          (A) incurrences by the Company or any Subsidiary of Indebtedness in an aggregate principal amount exceeding $1,000,000, or (B) any voluntary purchase, cancellation, prepayment or complete or partial discharge in advance of a scheduled payment date with respect to, or waiver of any right of the Company or any Subsidiary under, any Indebtedness of or owing to the Company or any Subsidiary;

(v)           any physical damage, destruction or other casualty loss (whether or not covered by insurance) affecting any of the plant, real or personal property (including aircraft, engines and spare parts) or equipment of the Company or any Subsidiary in an aggregate amount exceeding $250,000,

(vi)          any material change in (x) any pricing, investment, accounting, financial reporting, inventory, credit, allowance or Tax practice or policy of the Company or any Subsidiary, or (y) any method of calculating any bad debt, contingency or other reserve of the Company or any Subsidiary for accounting, financial reporting or Tax purposes, or any change in the fiscal year of the Company or any Subsidiary;

(vii)         any write-off or write-down of or any determination to write off or write down any of the Assets and Properties of the Company or any Subsidiary in an aggregate amount exceeding $100,000;

(viii)        any acquisition or disposition of, or incurrence of a Lien (other than a Permitted Lien) on, any Assets and Properties of the Company or any Subsidiary, other than in the ordinary course of business consistent with past practice;

(ix)          any (x) amendment of the articles of incorporation or by-laws or other comparable corporate charter documents of the Company or any Subsidiary, (y) recapitalization, reorganization, liquidation or dissolution of the Company or any Subsidiary or (z) merger or other business combination involving the Company or any Subsidiary and any other Person;

(x)           any entering into, amendment, modification, termination (partial or complete) or granting of a waiver under or giving any consent with respect to (A) any Contract which is required (or had it been in effect on the date hereof would have been required) to be disclosed in the Disclosure Schedule pursuant to Section 2.20 or (B) any material License held by the Company or any Subsidiary;

(xi)          capital expenditures or commitments for additions to property, plant or equipment of the Company and the Subsidiaries constituting capital assets in an amount exceeding $250,000 for each such expenditure or commitment;

(xii)         expenditures or requirements to make an expenditure on those Aircraft-Related Assets that have a maintenance reserve tracking account which have been leased by the Company or any Subsidiary to any third party, other than expenditures in amounts consistent with the related maintenance reserves;

(xiii)        any commencement or termination by the Company or any Subsidiary of any line of business;

(xiv)        any transaction by the Company or any Subsidiary with Sellers or Affiliate (other than the Company or any Subsidiary) of Sellers (A) outside the ordinary course of business consistent with past practice or (B) other than on an arm’s-length basis, other than pursuant to any Contract in effect since December 31, 2004 and disclosed pursuant to Section 2.20 of the Disclosure Schedule;

(xv)         any entering into of a Contract to do or engage in any of the foregoing after the date hereof; or

(xvi)        any other transaction involving or development affecting the Company or any Subsidiary outside the ordinary course of business consistent with past practice.

2.12        No Undisclosed Liabilities.  Except as reflected or reserved against in the balance sheet included in the Audited Financial Statements or in the notes thereto or as disclosed in Section 2.12 of the Disclosure Schedule or any other Section of the Disclosure Schedule, there are no Liabilities against, relating to or affecting the Company or any Subsidiary or any of their respective Assets and Properties, other than Liabilities (i) incurred in the ordinary course of business consistent with past practice or (ii) which, individually or in the aggregate, are not material to the Business or Condition of the Company.

2.13        Taxes.  Except as set forth in Section 2.13 of the Disclosure Schedule:

(a)           The Company has filed all Tax Returns required to be filed by applicable law prior to the date hereof.  All such Tax Returns were (and, as to Tax Returns not filed as of the date hereof, will be) true, complete and correct and filed on a timely basis.  The Company (and each Subsidiary) has paid all Taxes that are due, or claimed or asserted by any taxing authority to be due, from the Company (or such Subsidiary) for the periods covered by the Tax Returns.

(b)           To the Knowledge of Sellers, no jurisdiction (whether within or without the United States) in which the Company or any Subsidiary has not filed a specific Tax Return has asserted that the Company or such Subsidiary is required to file such Tax Return in such jurisdiction.  Section 2.13 of the Disclosure Schedule lists all states and nations in which the Company or any Subsidiary files any Tax Returns and indicates in the case of income or franchise tax filings whether such filings are made on a consolidated, combined or unitary basis and the state allocation factors for the most recent taxable year for which filings have been made.

(c)           The Company (and each Subsidiary) has established (and until the Closing Date will maintain) on its books and records reserves adequate to pay all Taxes not yet due and payable and such reserves are clearly identified as reserves for current Taxes.

(d)           There are no Tax liens upon the assets of the Company (or any Subsidiary) except liens for Taxes not yet due and payable.

(e)           The Company (and each Subsidiary) has complied (and until the Closing Date will comply) with all applicable laws, rules, and regulations relating to the payment and withholding of Taxes (including withholding and reporting requirements under Code §§1441 through 1464, 3401 through 3406, 6041 and 6049 and similar provisions under any other laws) and has, within the time and in the manner prescribed by law, withheld from employee wages and paid over to the proper governmental authorities all required amounts.

(f)            Neither the Company nor any Subsidiary has requested (and no request has been made on its behalf) any extension of time within which to file any Tax Return which extension is currently effective.  Neither the Company nor any Subsidiary has executed any outstanding waivers or comparable consents regarding the application of the statute of limitations for any Taxes or Tax Returns (and no extensions have been executed on their behalf).  The statute of limitations for the assessment of all Taxes has expired for all applicable Tax Returns of the Company (or any Subsidiary) through December 31, 2001.

(g)           No deficiency for any Taxes has been suggested, proposed, asserted or assessed against the Company (or any Subsidiary) that has not been resolved and paid in full; no audits or other administrative proceedings or court proceedings are presently pending or to the Knowledge of Sellers threatened with regard to any Taxes or Tax Returns of the Company (or any Subsidiary); and all prior adjustments of federal Tax liability resulting from the resolution of any audit or proposed deficiency have been reported to appropriate state and local taxing authorities and all resulting Taxes payable to state and local taxing authorities have been paid.

(h)           There is no power of attorney currently in force with respect to any Tax matter involving the Company (or any Subsidiary).

(i)            Neither the Company nor any Subsidiary has received any written ruling of a taxing authority relating to Taxes, or any other written and legally binding agreement with a taxing authority relating to Taxes.

(j)            The Company has made available (or, in the case of Tax Returns to be filed on or before the Closing Date, will make available) to Purchaser complete and accurate copies of all Tax Returns and associated work papers filed by or on behalf of the Company for all taxable years ending on or prior to the Closing Date.

(k)           No agreement as to indemnification for, contribution to, or payment of Taxes exists between the Company or any Subsidiary and any other Person (other than the Company or a Subsidiary), including pursuant to any tax sharing agreement, lease agreement, purchase or sale agreement, partnership agreement or any other agreement, except where the Company or such Subsidiary is the beneficiary of, or Person entitled to, such indemnification, contribution or payment.

(l)            Neither the Company nor any Subsidiary has any liability for Taxes of any Person under Treasury Regulation 1.1502-6 (or any similar provision of any state, local or foreign law), or as a transferee or successor, or by contract or otherwise.

(m)          Neither the Company nor any Subsidiary is or has been a “distributing corporation” or a “controlled corporation” within the meaning of Code section 355.

(n)           Neither the Company nor any Subsidiary is a party to any agreement, contract, or arrangement that would result, separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Code Section 280G or in the disallowance of any deductions pursuant to Code Section 162(m).

(o)           No property of the Company (or any Subsidiary) is property that the Company or any party to this transaction is or will be required to treat as being owned by another person pursuant to the provisions of Code Section 168(f)(8) (as in effect prior to its amendment by the Tax Reform Act of 1986) or property described in Code Section 168(g)(1)(A) or is “tax-exempt use property” or “tax-exempt bond financed property” within the meaning of Code Section 168.

(p)           Neither the Company nor any Subsidiary is required to include in income any adjustment pursuant to Code §481(a) by reason of a voluntary change in accounting method initiated by the Company (or any Subsidiary), and the Internal Revenue Service (“IRS”) has not proposed an adjustment or change in accounting method.  No income of the Company or any Subsidiary that economically accrued prior to the Closing will be recognized as taxable income after the Closing as a result of the Company or a Subsidiary having been a party to an installment sale, an open transaction or otherwise.

(q)           The Company is qualified as an S Corporation within the meaning of Code Section 1361 and will continue to be treated as an S Corporation until the Closing causes termination of S Corporation status pursuant to Code Section 1362(d)(2).  The Company has built-in gains attributable to periods during which it was taxed as a C Corporation as provided in Section 2.13(q) of the Disclosure Schedule and has no other unrealized built-in gains.  The Company has accumulated earnings and profits attributable to periods that the Company was taxed as a C Corporation for federal tax purposes as provided in Section 2.13(q) of the Disclosure Schedule.  Each state in which the Company is required to file tax returns respects the Company’s status as an S Corporation and conforms to the federal income tax treatment of S Corporations.

(r)            Neither the Company nor any Subsidiary has participated in or cooperated with any international boycott with in the meaning of Code section 999.

(s)            The Company is not a United States real property holding corporation within the meaning of Code section 897(c)(2).

(t)            The Company (and each Subsidiary) has disclosed on its federal income Tax Return all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code section 6662.  Neither the Company nor any Subsidiary has engaged in any reportable transactions that were required to be disclosed pursuant to Treasury Regulation section 1.6011-4.

2.14        Legal Proceedings.  Except as disclosed in Section 2.14 of the Disclosure Schedule (with paragraph references corresponding to those set forth below):

(a)           there are no Actions or Proceedings pending or, to the Knowledge of Sellers, threatened against, relating to or affecting Sellers, the Company or any

Subsidiary or any of their respective Assets and Properties which (i) could reasonably be expected to result in the issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or any of the Operative Agreements or otherwise result in a material diminution of the benefits contemplated by this Agreement or any of the Operative Agreements to Purchaser, or (ii) if determined adversely to Sellers, the Company or a Subsidiary, could reasonably be expected to (x) result in any injunction or other equitable relief against the Company or any Subsidiary that would interfere in any material respect with its business or operations or (y) Losses by the Company or any Subsidiary, individually or in the aggregate with Losses in respect of other such Actions or Proceedings, exceeding $1,000,000;

(b)           there are no facts or circumstances Known to Sellers that could reasonably be expected to give rise to any Action or Proceeding that would be required to be disclosed pursuant to clause (a) above; and

(c)           there are no Orders outstanding against the Company or any Subsidiary.

Prior to the execution of this Agreement, Sellers have delivered to Purchaser all responses of counsel for the Company and the Subsidiaries to auditors’ requests for information delivered in connection with the Audited Financial Statements (together with any updates provided by such counsel) regarding Actions or Proceedings pending or threatened against, relating to or affecting the Company or any Subsidiary.

2.15        Compliance With Laws and Orders.  Except as disclosed in Section 2.15 of the Disclosure Schedule, none of Sellers, the Company or any Subsidiary is or has at any time within the last five (5) years been, or is or has been subject to any Action or Proceeding alleging that it is or has at any time within the last five (5) years been, or has received any notice that it is or has at any time within the last five (5) years been, in violation of or in default under, in any material respect, any Law or Order applicable to the Company or any Subsidiary or any of their respective Assets and Properties.

2.16        Benefit Plans; ERISA.

(a)       Section 2.16(a) of the Disclosure Schedule contains a true and complete list and description of each of the Benefit Plans.  Neither the Company nor any Subsidiary has scheduled or agreed upon future increases of benefit levels (or creations of new benefits) with respect to any Benefit Plan, and no such increases or creation of benefits have been proposed, made the subject of representations to employees or requested or demanded by employees under circumstances which make it reasonable to expect that such increases will be granted.  Except as disclosed in Section 2.16(a) of the Disclosure Schedule, no loan is outstanding between the Company or any Subsidiary and any employee.

(b)       Neither the Company nor any Subsidiary maintains or is obligated to provide benefits under any life, medical or health plan which provides benefits to retirees or other terminated employees other than benefit continuation rights under the Consolidated Omnibus Budget Reconciliation of 1985, as amended.

(c)       Except as set forth in Section 2.16(c) of the Disclosure Schedule, each Benefit Plan covers only employees who are employed by the Company or a Subsidiary (or former employees or beneficiaries with respect to service with the Company or a Subsidiary.

(d)       Neither the Company, any Subsidiary, any ERISA Affiliate nor any other corporation or organization controlled by or under common control with any of the foregoing within the meaning of Section 4001 of ERISA has at any time contributed to a Defined Benefit Plan in any “multiemployer plan”, as that term is defined in Section 4001 of ERISA.

(e)       Each of the Benefit Plans is, and its administration is and has been since inception, in all material respects in compliance with, and neither the Company nor any Subsidiary has received any claim or notice that any such Benefit Plan is not in compliance with, all applicable Laws and Orders and prohibited transactions exemptions, including the requirements of ERISA, the Code, the Age Discrimination in Employment Act, the Equal Pay Act and Title VII of the Civil Rights Act of 1964.  Each Qualified Plan either has received a favorable determination letter from the IRS, or is maintained under and substantially in accordance with a prototype plan that is the subject of a favorable opinion letter issued by the IRS, as to the Plan’s tax qualified status under Section 401(a) of the Code, and, to the Knowledge of Sellers, nothing has occurred that could adversely affect the Plan’s tax qualified status.  Each Benefit Plan which is intended to provide for the deferral of income, the reduction of salary or other compensation or to afford other Tax benefits is in all material respects in compliance with the applicable provisions of the Code or other Laws required in order to provide such Tax benefits.

(f)        None of the Sellers, the Company nor any Subsidiary is in default in performing any of its contractual obligations under any of the Benefit Plans or any related trust agreement or insurance contract.  All contributions and other payments required to be made by Sellers, the Company or any Subsidiary to any Benefit Plan with respect to any period ending before or at or including the Closing Date have been made or reserves adequate for such contributions or other payments have been or will be set aside therefor and have been or will be reflected in Financial Statements in accordance with GAAP.  There are no outstanding liabilities of any Benefit Plan other than liabilities for benefits to be paid to participants in such Benefit Plan and their beneficiaries in accordance with the terms of such Benefit Plan.

(g)       No event has occurred, and there exists no condition or set of circumstances in connection with any Benefit Plan, under which the Company or any Subsidiary, directly or indirectly (through any indemnification agreement or otherwise), could reasonably be expected to be subject to any material risk of liability under Section 409 of ERISA, Section 502(i) of ERISA, Title IV of ERISA or Section 4975 of the Code.

(h)       No transaction contemplated by this Agreement will result in liability to the PBGC under Section 302(c)(ii), 4062, 4063, 4064 or 4069 of ERISA, or otherwise, with respect to the Company, any Subsidiary, Purchaser or any corporation or organization controlled by or under common control with any of the foregoing within the meaning of Section 4001 of ERISA, and no event or condition exists or has existed which could reasonably be expected to result in any such liability with respect to Purchaser, the Company, any Subsidiary or any such corporation or organization.

(i)        No benefit under any Benefit Plan, including, without limitation, any severance or parachute payment plan or agreement, will be established or become accelerated, vested, funded or payable by reason of any transaction contemplated under this Agreement.

(j)        To the Knowledge of Sellers, there are no pending or threatened claims by or on behalf of any Benefit Plan, by any Person covered thereby, or otherwise, which allege violations of Law which could reasonably be expected to result in liability on the part of Purchaser, the Company, any Subsidiary or any fiduciary of any such Benefit Plan, nor is there any basis for such a claim.

(k)       No benefit under any Benefit Plan, including, without limitation, any severance or parachute payment plan or agreement, will be established or become accelerated, vested, funded or payable by reason of any transaction contemplated under this Agreement and no Benefit Plan provides for any additional amounts to be paid with respect to any tax imposed under Section 4999 of the Code.  Neither the Company nor any Subsidiary have incurred any obligation to make (or possibly make) any payments that (A) will be non-deductible under, or would otherwise constitute a “parachute payment” within the meaning of, Section 280G of the Code (or any corresponding provision of state, local or foreign income Tax law) or (B) are or may be subject to the imposition of an excise tax under Section 4999 of the Code.

(l)        Complete and correct copies of the following documents have been furnished to Purchaser prior to the execution of this Agreement:

(i)            the Benefit Plans and any predecessor plans referred to therein, any related trust agreements, and service provider agreements, insurance contracts or agreements with investment managers, including without limitation, all amendments thereto;

(ii)           current summary Plan descriptions of each Benefit Plan subject to ERISA, and any similar descriptions of other Benefit Plans, to the extent such summaries exist;

(iii)          the most recently-filed Form 5500 and Schedules thereto for each Benefit Plan subject to ERISA reporting requirements;

(iv)          the most recent determination or opinion of the IRS, whichever applies, with respect to the qualified status of each Qualified Plan;

(v)           the most recent accountings with respect to any Benefit Plan funded through a trust;

(vi)          the most recent actuarial report of the qualified actuary of any Subject Defined Benefit Plan or any other Benefit Plan with respect to which actuarial valuations are conducted; and

(vii)         all qualified domestic relations orders or other orders governing payments from any Benefit Plan.

2.17        Real Property.

(a)       Neither the Company nor any Subsidiary owns any real property.  Section 2.17(a) of the Disclosure Schedule contains a true and correct list of each parcel of real property leased by the Company or any Subsidiary.

(b)       Except as disclosed in Section 2.17(b) of the Disclosure Schedule, the Company and the Subsidiaries have adequate rights of ingress and egress with respect to the real property listed in Section 2.17(a) of the Disclosure Schedule and all buildings, structures, facilities, fixtures and other improvements thereon.  To the Knowledge of Sellers, none of such real property, buildings, structures, facilities, fixtures or other improvements, or the use thereof, contravenes or violates any building, zoning, administrative, occupational safety and health or other applicable Law in any material respect (whether or not permitted on the basis of prior nonconforming use, waiver or variance).

(c)       The Company or a Subsidiary has a valid and subsisting leasehold estate in and the right to quiet enjoyment of the real properties leased by it for the full term of the lease thereof.  Each lease referred to in paragraph (a) above is a legal, valid and binding agreement, enforceable in accordance with its terms, of the Company or a Subsidiary and of each other Person that is a party thereto, and there is no, and neither the Company nor any Subsidiary has received notice of any, default (or any condition or event which, after notice or lapse of time or both, would constitute a default) thereunder.  Neither the Company nor any Subsidiary owes any brokerage commissions with respect to any such leased space.

(d)       Seller has delivered to Purchaser prior to the execution of this Agreement true and complete copies of all leases (including any amendments and renewal letters) with respect to the real property leased by the Company and the Subsidiaries.

(e)       Except as disclosed in Section 2.17(e) of the Disclosure Schedule, the improvements on the real property identified in Section 2.17(a) of the Disclosure Schedule are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, are adequate and suitable for the purposes for which they are presently being used and, to the Knowledge of Sellers, there are no condemnation or appropriation proceedings pending or threatened against any of such real property or the improvements thereon.

2.18        Tangible Personal Property; Investment Assets.

(a)       The Company or a Subsidiary is in possession of and has good title to, or has valid leasehold interests in or valid rights under Contract to use, all tangible personal property (including Aircraft-Related Assets) used in or reasonably necessary for the conduct of their business, including all tangible personal property reflected on the balance sheet included in the Unaudited Financial Statements and tangible personal property acquired since the Unaudited Financial Statement Date other than property disposed of since such date in the ordinary course of business consistent with past practice.  All such tangible personal property is free and clear of all Liens, other than Permitted Liens and Liens disclosed in Section 2.18(a) of the Disclosure Schedule, and its use complies in all material respects with all applicable Laws.

(b)       Section 2.18(b) of the Disclosure Schedule describes each Investment Asset owned by the Company or any Subsidiary on the date hereof.  Except as disclosed in Section 2.18(b) of the Disclosure Schedule, all such Investment Assets are owned by the Company or a Subsidiary free and clear of all Liens other than Permitted Liens.

2.19        Intellectual Property Matters.

(a)       The Company has not utilized or does not currently utilize any patent, trademark, trade name, service mark, copyright, software, trade secret or know-how material to the business of the Company, except for commercial software generally available and those listed in Section 2.19(a) of the Disclosure Schedule (the “Intellectual Property”), all of which are owned by, or licensed to, the Company free and clear of any liens, claims, charges or encumbrances. The Intellectual Property constitutes all such assets, properties and rights which are used or held for use in, or are necessary for, the conduct of the business of the Company.

(b)       Except as set forth in Section 2.19(b) of the Disclosure Schedule and except for “shrink wrap” agreements covering software, there are no royalty, commission or similar arrangements, and no licenses, sublicenses or agreements, pertaining to any of the Intellectual Property.

(c)       Except as set forth in Section 2.19(c) of the Disclosure Schedule, the Company does not infringe upon unlawfully or wrongfully use any patent, trademark, trade name, service mark, copyright or trade secret owned or claimed by another. No action, suit, proceeding or investigation has been instituted or, to the Knowledge of Sellers or the Company, threatened relating to any, patent, trademark, trade name, service mark, copyright or trade secret formerly or currently used by the Company.  Except as set forth in Section 2.19(c) of the Disclosure Schedule, none of the Intellectual Property is subject to any outstanding order, decree or judgment. The Company has not agreed to indemnify any Person for or against any infringement of or by the Intellectual Property.

(d)       Except as set forth in Section 2.19(d) of the Disclosure Schedule, no present or former employee of the Company and no other Person owns or has any proprietary, financial or other interest, direct or indirect, in whole or in part, in any of the Intellectual Property.  Section 2.19(d) of the Disclosure Schedule lists all confidentiality or non-disclosure agreements currently in force and effect in connection with the Intellectual Property to which the Company or any of its respective employees is a party.

(e)       Except as set forth in Section 2.19(d) of the Disclosure Schedule, none of the Company’s Intellectual Property is registered in, filed in or issued by the United States Copyright Office or the United States Patent and Trademark Office, or in any offices in the various states of the United States and any offices in other jurisdictions.

(f)        All Intellectual Property in the form of computer software that is utilized by the Company in the operations of its business is capable of processing date data between the twentieth and twenty-first centuries, or can be rendered capable of processing such data within 30 days by the expenditure of no more than $10,000 in the aggregate.

2.20        Contracts.

(a)       Section 2.20(a) of the Disclosure Schedule (with paragraph references corresponding to those set forth below) contains a true and complete list of each of the following Contracts or other arrangements (true and complete copies or, if none, reasonably complete and accurate written descriptions of which, together with all amendments and supplements thereto and all waivers of any terms thereof, have been delivered to Purchaser prior to the execution of this Agreement), to which the Company or any Subsidiary is a party or by which any of their respective Assets and Properties is bound:

(i)            (A) all Contracts (excluding Benefit Plans) providing for a commitment of employment or consultation services for a specified or unspecified term or otherwise relating to employment or the termination of employment, the name, position and rate of compensation of each Person party to such a Contract and the expiration date of each such Contract; and (B) any written or unwritten representations, commitments, promises, communications or courses of conduct (excluding Benefit Plans and any such Contracts referred to in clause (A)) involving an obligation of the Company or any Subsidiary to make payments in any year;

(ii)           all Contracts with any Person containing any provision or covenant prohibiting or limiting the ability of the Company or any Subsidiary to engage in any business activity or compete with any Person or prohibiting or limiting the ability of any Person to compete with the Company or any Subsidiary;

(iii)          all partnership, joint venture, shareholders’ or other similar Contracts with any Person;

(iv)          all Contracts relating to Indebtedness of the Company or any Subsidiary in excess of $250,000;

(v)           all Contracts with distributors, dealers, manufacturer’s representatives, sales agencies or franchisees;

(vi)          all Contracts relating to (A) the future disposition or acquisition of any Assets and Properties, other than dispositions or acquisitions in the ordinary course of business consistent with past practice, and (B) any merger or other business combination;

(vii)         all Contracts between or among the Company or any Subsidiary, on the one hand, and a Seller or an Affiliate (other than the Company or any Subsidiary) of a Seller, on the other hand;

(viii)        all collective bargaining or similar labor Contracts;

(ix)          all Contracts that (A) limit or contain restrictions on the ability of the Company or any Subsidiary to declare or pay dividends on, to make any other distribution in respect of or to issue or purchase, redeem or otherwise acquire its capital stock, to incur Indebtedness, to incur or suffer to exist any Lien, to purchase or sell any Assets and Properties, to change the lines of business in which it participates or engages or to engage in any Business Combination or (B) require the Company or any Subsidiary to maintain specified financial ratios or levels of net worth or other indicia of financial condition;

(x)           all other Contracts (other than Benefit Plans, leases listed in Section 2.21 of the Disclosure Schedule and insurance policies listed in Section 2.23 of the Disclosure Schedule) that involve the payment or potential payment, pursuant to the terms of any such Contract, by or to the Company or any Subsidiary of more than $500,000 in any twelve (12) month period;

(xi)          Contracts containing minimum purchase requirements or “take or pay” provisions, or otherwise requiring the purchase of all or a specified portion of the goods or services offered for sale by any Person to the Company or any Subsidiary;

(xii)         Contracts not otherwise listed in Section 2.20 of the Disclosure Schedule and continuing over a period of more than six months from the date hereof and exceeding $500,000 in value;

(xiii)        Contracts containing a provision to indemnify any Person with respect to, or to assume, any tax or environmental or product liability;

(xiv)        Contracts with federal, state, local or foreign regulatory or other governmental entities;

(xv)         Contracts for any charitable or political contribution; and

(xvi)        all Aircraft Asset Leases.

(b)       Each Contract required to be disclosed in Section 2.20(a) of the Disclosure Schedule is in full force and effect and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms, of each party thereto; and except as disclosed in Section 2.20 of the Disclosure Schedule neither the Company, any Subsidiary nor, to the Knowledge of Sellers, any other party to such Contract is, or has received notice that it is, in violation or breach of or default under any such Contract (or with notice or lapse of time or both, would be in violation or breach of or default under any such Contract) in any material respect.

(c)       Except as disclosed in Section 2.20(c) of the Disclosure Schedule, the Company is not now or has it ever been a party to any contract with any governmental entity subject to price redetermination or renegotiation.

2.21        Aircraft-Related Assets and Aircraft Asset Leases.

(a)       Set forth in Section 2.21(a) of the Disclosure Schedule is a true and complete list specifying (i) with respect to each aircraft owned by the Company, the manufacturer, model, registration marks, manufacturer’s serial number, year of manufacture, any damage in excess of $500,000 which has either not been repaired or where such repair has not been paid in full and, in either case, setting forth whether such costs of repair is covered by the insurance policies set forth in Section 2.23 of the Disclosure Schedule, (ii) with respect to each engine and each spare part with a book value of more than $25,000 owned by the Company, the manufacturer and model, and (iii) with respect to each Aircraft Asset Lease (A) the Aircraft-Related Assets subject to such Aircraft Asset Lease, (B) the identity of the lessee, (C) the expiry date of the Aircraft Asset Lease, (D) the current monthly rental (in United States dollars) and whether it is floating or fixed, (E) any extension or termination rights and (F) maintenance rent (if payable).

(b)       Except as set forth in Section 2.21(b) of the Disclosure Schedule, the Company holds good and marketable title to each of the Aircraft-Related Assets described in Section 2.21(a) of the Disclosure Schedule free and clear of all Liens other than Permitted Liens and any Lien permitted pursuant to the terms of any Aircraft Asset Lease related to such Aircraft-Related Asset (other than a Lien attributable to the Company).

(c)       Except as set forth in Section 2.21(c) of the Disclosure Schedule, no Person has an option to purchase any Aircraft-Related Asset pursuant to an Aircraft Asset Lease or otherwise, and no lessee has exercised an option to extend or terminate any Aircraft Asset Lease.

(d)       Except as disclosed in Section 2.21(d) of the Disclosure Schedule, there are no claims which have been asserted against the Company arising out of any Aircraft Asset Lease.

2.22        Licenses.  Section 2.22 of the Disclosure Schedule contains a true and complete list of all Licenses used in and material, individually or in the aggregate, to the business or operations of the Company or any Subsidiary (and all pending applications for any such Licenses), setting forth the grantor, the grantee, the function and the expiration and renewal date of each.  Prior to the execution of this Agreement, Sellers have delivered to Purchaser true and complete copies of all such Licenses.  Except as disclosed in Section 2.22 of the Disclosure Schedule:

(i)            the Company and each Subsidiary owns or validly holds all Licenses that are material, individually or in the aggregate, to its business or operations;

(ii)           each License listed in Section 2.22 of the Disclosure Schedule is valid, binding and in full force and effect; and

(iii)          to the Knowledge of Sellers, neither the Company nor any Subsidiary is, or has received any notice that it is, in default (or with the giving of notice or lapse of time or both, would be in default) under any such License.

2.23        Insurance.  Section 2.23 of the Disclosure Schedule contains a true and complete list (including the names and addresses of the insurers, the names of the Persons to whom such policies have been issued, the expiration dates thereof, the annual premiums and payment terms thereof, whether it is a “claims made” or an “occurrence” policy and a brief description of the interests insured thereby) of all liability, property, workers’ compensation, directors’ and officers’ liability and other insurance policies currently in effect that insure the business, operations or employees of the Company or any Subsidiary or affect or relate to the ownership, use or operation of any of the Assets and Properties of the Company or any Subsidiary and that (i) have been issued to the Company or any Subsidiary or (ii) have been issued to any Person (other than the Company or any Subsidiary) for the benefit of the Company or any Subsidiary.  The insurance coverage provided by any of the policies described in clause (i) above will not terminate or lapse by reason of the transactions contemplated by this Agreement.  Each policy listed in Section 2.23 of the Disclosure Schedule is valid and binding and in full force and effect, no premiums due thereunder have not been paid and, to the Knowledge of Sellers, neither the Company, any Subsidiary nor the Person to whom such policy has been issued has received any notice of cancellation or termination in respect of any such policy or is in default thereunder.  To the Knowledge of Sellers, neither the Company, any Subsidiary nor the Person to whom such policy has been issued has received notice that any insurer under any policy referred to in this Section is denying liability with respect to a claim thereunder or defending under a reservation of rights clause.  The current and historical policies are on commercially reasonable terms without historical gaps in coverage and no further premiums or payments will be due after the Closing with respect to periods prior to the Closing, except to the extent reserved against in the Financial Statements.

2.24        Affiliate Transactions.  Except as disclosed in Section 2.05 or Section 2.24 of the Disclosure Schedule, (i) there are no Liabilities between the Company or any Subsidiary, on the one hand, and a Seller or an Affiliate (other than the Company or any Subsidiary) of a Seller, on the other, (ii) none of Sellers or any such Affiliates provides or causes to be provided any assets, services or facilities to the Company or any Subsidiary, (iii) neither the Company nor any Subsidiary provides or causes to be provided any assets, services or facilities to a Seller or any such Affiliate and (iv) neither the Company nor any Subsidiary beneficially owns, directly or indirectly, any Investment Assets issued by a Seller or any such Affiliate.  Except as disclosed in Section 2.24 of the Disclosure Schedule, each of the Liabilities and transactions listed in Section 2.24 of the Disclosure Schedule was incurred or engaged in, as the case may be, on an arm’s-length basis.  Except as disclosed in Section 2.24 of the Disclosure Schedule, since December 31, 2004, all settlements of Liabilities between the Company or any Subsidiary, on the one hand, and a Seller or any such Affiliate, on the other, have been made, and all allocations of expenses have been applied, in the ordinary course of business consistent with past practice.

2.25        Employees; Labor Relations.

(a)       Section 2.25(a) of the Disclosure Schedule contains a list of the name of each officer and employee of the Company and the Subsidiaries whose annual base salary or wages, plus any compensation paid or payable pursuant to any incentive, bonus or commission arrangement, was or was reasonably likely to be, at least $250,000, in respect of the year ended December 31, 2005 or is currently expected to exceed such amount in respect of the year ending December 31, 2006, together with each such person’s position or function, annual base salary or wages and any incentive, bonus or commission compensation with respect to such person in effect on such date.  Sellers have not received any information that would lead them to believe that any of such persons will or may cease to be employees of the Company because of or in connection with the consummation of the transactions contemplated by this Agreement.

(b)       Except as disclosed in Section 2.25(b) of the Disclosure Schedule, (i) no employee of the Company or any Subsidiary is presently a member of a collective bargaining unit and, to the Knowledge of Sellers, there are no threatened or contemplated attempts to organize for collective bargaining purposes any of the employees of the Company or any Subsidiary, and (ii) no unfair labor practice complaint or sex, age, race or other discrimination claim has been brought during the last five (5) years against the Company or any of the Subsidiaries before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other Governmental or Regulatory Authority.  Since January 1, 2001, there has been no work stoppage, strike or other concerted action by employees of the Company or any Subsidiary.  During that period, the Company and the Subsidiaries have complied in all material respects with all applicable Laws relating to the employment of labor, including, without limitation those relating to wages, hours and collective bargaining.

2.26        Environmental Matters.

(a)       The Company has obtained, maintains, and is in compliance with, all permits, authorizations, approvals and consents required under Environmental Laws with respect to the operations of the Company or any premises on which its business is operated (“Environmental Permits”), all of which Environmental Permits shall remain vested in the Company upon consummation of the transactions contemplated hereby.  No actions are pending, or to the knowledge of the Company or Knowledge of Sellers, threatened, to suspend, modify, amend, challenge, terminate or appeal any Environmental Permits.  The Company is in compliance and has at all times complied with all Environmental Laws.

(b)       Neither the Company nor any Seller has received any communication from any governmental entity or any other Person that alleges that the Company is not in compliance with any Environmental Law or Environmental Permits or has or could have any liability or investigative, corrective or remedial obligations under any Environmental Law.

(c)       The Company has not entered into or agreed to any court decree or order, and is not subject to any judgment, decree or order, relating to compliance with or any liability under any Environmental Law or, except as described in Section 2.26(c) of the Disclosure Schedule, to any investigation or cleanup of a Hazardous Substance under any Environmental Law.

(d)       No lien, charge, interest or encumbrance has been attached, asserted, or to the knowledge of the Company or to the Knowledge of Sellers, threatened to or against any assets or properties of the Company pursuant to any Environmental Law.

(e)       Except as described in Section 2.26(e) of the Disclosure Schedule, (i) there has been no treatment, storage, disposal or Release of any Hazardous Substance on any current or former property owned, operated or leased by the Company or any of its predecessors or Affiliates, or (ii) none of the Company nor any of its predecessors or Affiliates has treated, stored, disposed of, arranged or permitted the disposal of, transported, handled or released any Hazardous Substance, in each case of (i) or (ii) above, so as to give rise to a liability or investigatory, corrective or remedial obligation under CERCLA or any other Environmental Law.

(f)        The Company has not received a CERCLA 104(e) information request and has not been named a potentially responsible party for any National Priorities List site under CERCLA or any site under analogous state law or received an analogous notice or request from any non-U.S. governmental entity, which notice, request or any resulting inquiry or litigation has not been fully and finally resolved without possibility of reopening.

(g)       Except as described in Section 2.26(g) of the Disclosure Schedule, none of the real property or facilities owned, leased or operated by the Company contains any of the following: (i)  above ground tanks or underground storage tanks or any former aboveground or underground tanks that have not been removed and all Releases remediated in accordance with all Environmental Laws; (ii) polychlorinated biphenyls (“PCBs”) in any article, container or equipment , (iii) asbestos containing material in any form or condition, or (iv) any impoundments, landfills or waste disposal areas.

(h)       The Company and Sellers collectively have provided to Purchaser true and complete copies of all written environmental assessment materials and reports in their possession or control relating to any current or former facilities or operations of the Company or any of its predecessors.

2.27        Bank and Brokerage Accounts; Investment Assets.  Section 2.27 of the Disclosure Schedule sets forth (a) a true and complete list of the names and locations of all banks, trust companies, securities brokers and other financial institutions at which the Company or any Subsidiary has an account or safe deposit box or maintains a banking, custodial, trading or other similar relationship; (b) a true and complete list and description of each such account, box and relationship, indicating in each case the account number and the names of the respective officers, employees, agents or other similar representatives of the Company or any Subsidiary having signatory power with respect thereto; and (c) a list of each Investment Asset, the name of the record and beneficial owner thereof, the location of the certificates, if any, therefor, the maturity date, if any, and any stock or bond powers or other authority for transfer granted with respect thereto.

2.28        No Powers of Attorney.  Except as set forth in Section 2.28 of the Disclosure Schedule, neither the Company nor any Subsidiary has any powers of attorney or comparable delegations of authority outstanding.

2.29        Accounts Receivable.  Except as set forth in Section 2.29 of the Disclosure Schedule, the accounts and notes receivable of the Company and the Subsidiaries reflected on the balance sheet included in the Unaudited Financial Statements, and all accounts and notes receivable arising subsequent to the Unaudited Financial Statement Date, (i) arose from bona fide sales transactions in the ordinary course of business and are payable on ordinary trade terms, (ii) are legal, valid and binding obligations of the respective debtors enforceable in accordance with their terms, (iii) are not subject to any valid set-off or counterclaim, (iv) do not represent obligations for goods sold on consignment, on approval or on a sale-or-return basis or subject to any other repurchase or return arrangement, (v) are not subject to fixed or potential retroactive price adjustments, rebates or similar matters or provisions affecting the net amounts collectible or expected to be collected in respect thereof, (vi) to the Knowledge of Sellers, are collectible in the ordinary course of business consistent with past practice in the aggregate recorded amounts thereof, net of any applicable reserve reflected in the balance sheet included in the Unaudited Financial Statements and (vii) are not the subject of any Actions or Proceedings brought by or on behalf of the Company or any Subsidiary.  Section 2.29 of the Disclosure Schedule sets forth a description of any security arrangements and collateral securing the repayment or other satisfaction of receivables of the Company and the Subsidiaries.  All steps necessary to render all such security arrangements legal, valid, binding and enforceable, and to give and maintain for the Company or a Subsidiary, as the case may be, a perfected security interest in the related collateral, have been taken.

2.30        No Illegal Payments.  The Company, any Subsidiary and, to the Knowledge of Sellers, no Affiliate, officer, agent or employee thereof or of Sellers has, directly or indirectly, during the past five years, on behalf of or with respect to the Company, any Subsidiary or any Affiliate thereof, (a) made any payment or provided any goods or services which were not legal to make (or that would otherwise make any related Contract, License or transaction void or voidable) or provide or which the Company, any Subsidiary or any Affiliate thereof or any such officer, agent or employee knew or should have known were not legal for the payee or the recipient of such goods or services to receive, (b) received any payment or any goods or services which were not legal for the payer or the provider (or that would otherwise make any related Contract, License or transaction void or voidable) of such goods or services to make or provide, (c) engaged in any material transactions or made or received any material payments related to the Company or any Subsidiary which are not recorded in their accounting books and records or (d) except for petty cash for office use, had any off-book bank or cash accounts or “slush funds” related to the Company or any Subsidiary.

2.31        Inventory.  Except as disclosed in the notes to the Unaudited Financial Statements, all items included in the inventory of the Company and the Subsidiaries are the property of the Company and the Subsidiaries, free and clear of any Liens other than Permitted Liens, have not been pledged as collateral, are not held by the Company or any Subsidiary on consignment from others and conform in all material respects to all standards applicable to such inventory or its use or sale imposed by Governmental or Regulatory Authorities; are fit and sufficient for the purposes for which they were procured or manufactured; could reasonably be expected to be sold in the ordinary course of business at an amount in the aggregate not less than the amount reflected on the balance sheet included in the Unaudited Financial Statements; and, with respect to inventory reflected on the balance sheet included in the Unaudited Financial Statements, reflect an aggregate (not per item or SKU) valuation at the lower of cost or market not in excess of the valuations of inventories computed in accordance with GAAP applied on a consistent basis.  All inventory of the Company and the Subsidiaries purchased after the Unaudited Financial Statement Date was purchased in the ordinary course of business at an aggregate (not per item or SKU) cost not exceeding market prices prevailing at the time of purchase.  All inventory of the Company and the Subsidiaries sold after the Unaudited Financial Statement Date was sold in the ordinary course of business at an aggregate (not per item or SKU) cost not less than the value attributed to such inventory on the balance sheet included in the Unaudited Financial Statements.

2.32        Product Liability Claims.  Except as set forth in Section 2.32 of the Disclosure Schedule, there are, and during the past five years there have been, no product liability claims asserted, pending or, to the Knowledge of Sellers, threatened with respect to any products or services sold or provided by the Company or any Subsidiary.  Except as set forth in Section 2.32 of the Disclosure Schedule and except for credit memoranda issued by the Company to customers in the ordinary course of business, none of which were material individually or in the aggregate, there are, and during the past five years there have been, no warranty claims asserted, pending or, to the Knowledge of Sellers, threatened with respect to any products or services sold or provided by the Company or any Subsidiary.  Neither the Company, any Subsidiary nor any Seller is aware of any condition, situation or set of circumstances which could reasonably be expected to result in any such product liability or warranty claim.

2.33        Brokers.  Except for Wachovia Capital Markets, LLC, whose fees, commissions and expenses are the sole responsibility of Sellers, all negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Sellers directly with Purchaser without the intervention of any Person on behalf of any Seller or the Company in such manner as to give rise to any valid claim by any Person against Purchaser, the Company or any Subsidiary for a finder’s fee, brokerage commission or similar payment.

2.34        Disclosure.  No representation or warranty contained in this Agreement, and no statement contained in the Disclosure Schedule or in any certificate, list or other writing furnished by Sellers to Purchaser pursuant to any provision of this Agreement (including without limitation the Financial Statements), contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein, in the light of the circumstances under which they were made, not misleading.

2.35        Indebtedness and Cash Position.  As of July 31, 2005 (i) the consolidated Indebtedness of the Company and its Subsidiaries did not exceed $115,500,000; (ii) the aggregate Cash held by the Company and its Subsidiaries was not less than $493,482.  The Cash amount described in the foregoing clause (ii) would have been capable of being freely distributed to or used by Purchaser not later than five (5) Business Days after July 31, 2005 if the Closing had occurred at that date, except insofar as such distribution or use would have been restricted or limited solely by operation of applicable Law.

2.36        Substantial Customers, Suppliers and Lessees.  Section 2.36(a) of the Disclosure Schedule lists the ten (10) largest customers of the business and operations of the Company, on the basis of revenues for goods sold or services provided for the most recently-completed fiscal year and the corresponding percentage of revenue derived from each of such customers.  Section 2.36(b) of the Disclosure Schedule lists the ten (10) largest suppliers of the business and operations of the Company, on the basis of cost of goods or services purchased for the most recently-completed fiscal year and the corresponding percentage of cost incurred for each of such suppliers.  Section 2.36(c) of the Disclosure Schedule lists the ten (10) largest lessees of the business and operations of the Company, on the basis of leasing revenue for goods under lease for the most recently-completed fiscal year.  Except as disclosed in Section 2.36(d) of the Disclosure Schedule, no such customer, supplier or lessee has ceased or materially reduced its purchases from, use of the services of, or sales or provision of services to the business and operations of the Company since the Unaudited Financial Statement Date, or to the Knowledge of Sellers, has threatened to cease or materially reduce such purchases, leases, use, sales or provision of services after the date hereof.  Except as disclosed in Section 2.36(e) of the

Disclosure Schedule, to the Knowledge of Sellers, no such customer, supplier or lessee is threatened with bankruptcy or insolvency.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Sellers as follows:

3.01        Organization.  Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.  Purchaser has full corporate power and authority to execute and deliver this Agreement and the Operative Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

3.02        Authority.  The execution and delivery by Purchaser of this Agreement and the Operative Agreements to which it is a party, and the performance by Purchaser of its obligations hereunder and thereunder, have been duly and validly authorized by the Board of Directors of Purchaser, no other corporate action on the part of Purchaser or its stockholders being necessary.  This Agreement has been duly and validly executed and delivered by Purchaser and constitutes, and upon the execution and delivery by Purchaser of the Operative Agreements to which it is a party, such Operative Agreements will constitute legal, valid and binding obligations of Purchaser enforceable against Purchaser in accordance with their terms.

3.03        No Conflicts.  The execution and delivery by Purchaser of this Agreement do not, and the execution and delivery by Purchaser of the Operative Agreements to which it is a party, the performance by Purchaser of its obligations under this Agreement and such Operative Agreements and the consummation of the transactions contemplated hereby and thereby will not:

(a)           conflict with or result in a violation or breach of any of the terms, conditions or provisions of the corporate charter documents of Purchaser;

(b)           subject to obtaining the consents, approvals and actions, making the filings and giving the notices disclosed in Schedule 3.04 hereto, conflict with or result in a violation or breach of any term or provision of any Law or Order applicable to Purchaser or any of its Assets and Properties; or

(c)           except as disclosed in Schedule 3.03 hereto, (i) conflict with or result in a violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a default under, (iii) require Purchaser to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, or (iv) result in the creation or imposition of any Lien upon Purchaser or any of its Assets or Properties under, any Contract or License to which Purchaser is a party or by which any of its Assets and Properties is bound.

3.04        Governmental Approvals and Filings.  Except as disclosed in Schedule 3.04 hereto, no consent, approval or action of, filing with or notice to any

Governmental or Regulatory Authority on the part of Purchaser is required in connection with the execution, delivery and performance of this Agreement or the Operative Agreements to which it is a party or the consummation of the transactions contemplated hereby or thereby.

3.05        Legal Proceedings.  There are no Actions or Proceedings pending or, to the knowledge of Purchaser, threatened against, relating to or affecting Purchaser or any of its Assets and Properties which could reasonably be expected to result in the issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or any of the Operative Agreements.

3.06        Purchase for Investment.  The Shares will be acquired by Purchaser (or, if applicable, its assignee pursuant to Section 14.09(b)(i)) for its own account for the purpose of investment, it being understood that the right to dispose of such Shares shall be entirely within the discretion of Purchaser (or such assignee, as the case may be).  Purchaser (or such assignee, as the case may be) will refrain from transferring or otherwise disposing of any of the Shares, or any interest therein, in such manner as to cause Sellers to be in violation of the registration requirements of the Securities Act of 1933, as amended, or applicable state securities or blue sky laws.

3.07        Financing.  On or prior to the Closing Date, Purchaser shall have obtained all financing, or shall otherwise have sufficient funds, necessary for it to consummate the purchase of the Shares and the other transactions contemplated hereby.

3.08        Brokers.  Except for Lehman Brothers, whose fees, commissions and expenses are the sole responsibility of Purchaser, all negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Purchaser directly with Sellers without the intervention of any Person on behalf of Purchaser in such manner as to give rise to any valid claim by any Person against Sellers, the Company or any Subsidiary for a finder’s fee, brokerage commission or similar payment.

3.09        Disclosure.  No representation or warranty contained in this Agreement, and no statement contained in any certificate, list or other writing furnished by Purchaser, the Cerberus Entities or Parent to Sellers pursuant to any provision of this Agreement, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein, in the light of the circumstances under which they were made, not misleading.

ARTICLE IV

COVENANTS OF SELLERS

Sellers jointly and severally covenant and agree with Purchaser that, at all times from and after the date hereof until the Closing and, with respect to any covenant or agreement by its terms to be performed in whole or in part after the Closing, for the period specified therein or, if no period is specified therein, indefinitely, Sellers will comply with all covenants and provisions of this Article IV, except to the extent Purchaser may otherwise consent in writing.

4.01        Regulatory and Other Approvals.  Sellers will, and will cause the Company and the Subsidiaries to, as promptly as practicable (a) at no additional cost or expense to Sellers except as provided in this Agreement, take all commercially reasonable steps necessary or desirable to obtain all consents, approvals or actions of, make all filings with and give all notices to Governmental or Regulatory Authorities or any other Person required of Sellers, the Company or any Subsidiary to consummate the transactions contemplated hereby and by the Operative Agreements, including without limitation those described in Sections 2.07 and 2.08 of the Disclosure Schedule, (b) provide such other information and communications to such Governmental or Regulatory Authorities or other Persons as Purchaser or such Governmental or Regulatory Authorities or other Persons may reasonably request in connection therewith and (c) cooperate with Purchaser in connection with the performance of its obligations under Sections 5.01 and 5.02.  Sellers will provide prompt notification to Purchaser when any such consent, approval, action, filing or notice referred to in clause (a) above is obtained, taken, made or given, as applicable, and will advise Purchaser of any communications (and, unless precluded by Law, provide copies of any such communications that are in writing) with any Governmental or Regulatory Authority or other Person regarding any of the transactions contemplated by this Agreement or any of the Operative Agreements.

4.02        HSR Filings.  In addition to and not in limitation of Sellers’ covenants contained in Section 4.01, Sellers will (a) take promptly all actions necessary to make the filings required of Sellers or their Affiliates under the HSR Act, (b) comply at the earliest practicable date with any request for additional information received by Sellers or their Affiliates from the Federal Trade Commission or the Antitrust Division of the Department of Justice pursuant to the HSR Act and (c) cooperate with Purchaser in connection with Purchaser’s filing under the HSR Act and in connection with resolving any investigation or other inquiry concerning the transactions contemplated by this Agreement commenced by either the Federal Trade Commission or the Antitrust Division of the Department of Justice or state attorneys general.

4.03        Investigation by Purchaser.  Sellers will, and will cause the Company and the Subsidiaries to, (a) provide Purchaser and any Person who is considering providing financing to Purchaser or Parent to finance all or any portion of the Purchase Price and their respective officers, directors, employees, agents, counsel, accountants, financial advisors, consultants and other representatives (together “Representatives”) with full access, upon reasonable prior notice and during normal business hours, to all officers, employees, agents and accountants of the Company and the Subsidiaries and their Assets and Properties and Books and Records, and (b) furnish Purchaser and such other Persons with all such information and data (including without limitation copies of Contracts, Benefit Plans and other Books and Records) concerning the business and operations of the Company and the Subsidiaries as Purchaser or any of such other Persons reasonably may request in connection with such investigation.

4.04        No Solicitations.  Sellers will not take, nor will it permit the Company, the Subsidiaries or any Affiliate of any Seller (or authorize or permit any investment banker, financial advisor, attorney, accountant or other Person retained by or acting for or on behalf of any Seller, the Company, the Subsidiaries or any such Affiliate) to take, directly or indirectly, any action to solicit, encourage, receive, negotiate, assist or otherwise facilitate (including by furnishing confidential information with respect to the Company or any Subsidiary or permitting access to the Assets and Properties and Books and Records of the Company or any Subsidiary)

any offer or inquiry from any Person concerning an Acquisition Proposal.  If any Seller, the Company, any Subsidiary or any such Affiliate (or any such Person acting for or on their behalf) receives from any Person any offer, inquiry or informational request referred to above, Sellers will promptly advise such Person, by written notice, of the terms of this Section 4.04 and will promptly, orally and in writing, advise Purchaser of such offer, inquiry or request and deliver a copy of such notice to Purchaser.

4.05        Conduct of Business.  Sellers will cause the Company and the Subsidiaries to conduct business only in the ordinary course consistent with past practice.  Without limiting the generality of the foregoing, Sellers will:

(a)           cause the Company and the Subsidiaries to use commercially reasonable efforts to (i) preserve intact the present business organization and reputation of the Company and the Subsidiaries, (ii) keep available (subject to dismissals and retirements in the ordinary course of business consistent with past practice) the services of the present officers, employees and consultants of the Company and the Subsidiaries, (iii) maintain the Assets and Properties of the Company and the Subsidiaries in good working order and condition, ordinary wear and tear excepted, (iv) maintain the good will of customers, suppliers, lenders and other Persons from or to whom the Company or any Subsidiary obtains or provides goods or services or with whom the Company or any Subsidiary otherwise has significant business relationships and (v) continue all current sales, marketing and promotional activities relating to the business and operations of the Company and the Subsidiaries;

(b)           except to the extent required by applicable Law, (i) cause the Books and Records to be maintained in the usual, regular and ordinary manner, (ii) not permit any material change in (A) any pricing, investment, accounting, financial reporting, inventory, credit, allowance or Tax practice or policy of the Company or any Subsidiary, or (B) any method of calculating any bad debt, contingency or other reserve of the Company or any Subsidiary for accounting, financial reporting or Tax purposes and (iii) not permit any change in the fiscal year of the Company or any Subsidiary;

(c)           (i) use, and will cause the Company and the Subsidiaries to use, commercially reasonable efforts to maintain in full force and effect until the Closing substantially the same levels of coverage as the insurance afforded under the Contracts listed in Section 2.23 of the Disclosure Schedule and (ii) cause any and all benefits under such Contracts paid or payable (whether before or after the date of this Agreement) with respect to the business, operations, employees or Assets and Properties of the Company and the Subsidiaries to be paid to the Company and the Subsidiaries; and

(d)           cause the Company and the Subsidiaries to comply, in all material respects, with all Laws and Orders applicable to the business and operations of the Company and the Subsidiaries, and promptly following receipt thereof to give Purchaser copies of any formal or informal notice received from any Governmental or Regulatory Authority or other Person alleging any violation or potential violation of any such Law or Order.

4.06         Financial Statements and Reports; Filings.

(a)       As promptly as practicable and in any event no later than forty five (45) days after the end of each fiscal quarter ending after the date hereof and before the Closing Date (other than the fourth quarter) or ninety (90) days after the end of each fiscal year ending after the date hereof and before the Closing Date, as the case may be, Sellers will deliver to Purchaser true and complete copies of (in the case of any such fiscal year) the audited and (in the case of any such fiscal quarter) the unaudited consolidated balance sheet, and the related audited or unaudited consolidated statements of operations, stockholders’ equity and cash flows, of the Company and its consolidated subsidiaries, in each case as of and for the fiscal year then ended or as of and for each such fiscal quarter and the portion of the fiscal year then ended, as the case may be, together with the notes, if any, relating thereto, which audited financial statements shall be prepared on a basis consistent with the Audited Financial Statements and which unaudited financial statements shall be prepared on a basis consistent with the Unaudited Financial Statements.

(b)       As promptly as practicable, Sellers will deliver to Purchaser true and complete copies of such other financial statements, reports and analyses as may be prepared or received by Sellers, the Company or any Subsidiary relating to the business or operations of the Company or any Subsidiary or as Purchaser may otherwise reasonably request.

(c)       As promptly as practicable, Sellers will deliver copies of all License applications and other filings made by the Company or any Subsidiary after the date hereof and before the Closing Date with any Governmental or Regulatory Authority (other than routine, recurring filings made in the ordinary course of business consistent with past practice).

4.07         Employee Matters.  Except as may be required by Law, Sellers will refrain, and will cause the Company and the Subsidiaries to refrain, from directly or indirectly:

(a)           making any representation or promise, oral or written, to any officer, employee or consultant of the Company or any Subsidiary concerning any Benefit Plan, except for statements as to the rights or accrued benefits of any officer, employee or consultant under the terms of any Benefit Plan or as otherwise may be required by applicable Law;

(b)           making any increase in the salary, wages or other compensation of any officer, employee or consultant of the Company or any Subsidiary whose annual aggregate compensation is or is expected to be or, after giving effect to such change, would or would be expected to be, $100,000 or more;

(c)           adopting, entering into or becoming bound by any Benefit Plan, employment-related Contract or collective bargaining agreement, or amending, modifying or terminating (partially or completely) any Benefit Plan, employment-related Contract or collective bargaining agreement, except to the extent required by applicable Law and, in the event compliance with legal requirements presents options, only to the extent that the option which the Company or Subsidiary reasonably believes to be the least costly is chosen; or

(d)           establishing or modifying any (i) incentive compensation arrangements, (ii) targets, goals, pools or similar provisions in respect of any fiscal year under any Benefit Plan, employment-related Contract or other employee compensation arrangement or (iii) salary ranges, increase guidelines or similar provisions in respect of any Benefit Plan, employment-related Contract or other employee compensation arrangement.

Sellers will cause the Company and the Subsidiaries to administer each Benefit Plan, or cause the same to be so administered, in all material respects in accordance with the applicable provisions of the Code, ERISA and all other applicable Laws.  Sellers will promptly notify Purchaser in writing of each receipt by Sellers, the Company or any Subsidiary (and furnish Purchaser with copies) of any notice of investigation or administrative proceeding by the IRS, Department of Labor, PBGC or other Person involving any Benefit Plan.

4.08         Certain Restrictions.  Sellers will cause the Company and the Subsidiaries to refrain from:

(a)           amending their articles of incorporation or by-laws (or other comparable corporate charter documents) or taking any action with respect to any such amendment or any recapitalization, reorganization, liquidation or dissolution of any such corporation;

(b)           authorizing, issuing, selling or otherwise disposing of any shares of capital stock of or any Option with respect to the Company or any Subsidiary, or modifying or amending any right of any holder of outstanding shares of capital stock of or Option with respect to the Company or any Subsidiary;

(c)           declaring, setting aside or paying any dividend or other distribution in respect of the capital stock of the Company or any Subsidiary not wholly owned by the Company, or directly or indirectly redeeming, purchasing or otherwise acquiring any capital stock of or any Option with respect to the Company or any Subsidiary not wholly owned by the Company;

(d)           acquiring or disposing of, or incurring any Lien (other than a Permitted Lien) on, any Assets and Properties, other than in the ordinary course of business consistent with past practice;

(e)           (i) entering into, amending, modifying, terminating (partially or completely), granting any waiver under or giving any consent with respect to (A) any Contract that would, if in existence on the date of this Agreement, be required to be disclosed in the Disclosure Schedule pursuant to Section 2.20, excluding any Aircraft Asset Leases or (B) any material License or (ii) granting any irrevocable powers of attorney;

(f)            violating, breaching or defaulting under in any material respect, or taking or failing to take any action that (with or without notice or lapse of time or both) would constitute a material violation or breach of, or default under, any term or provision of any License held or used by the Company or any Subsidiary or any Contract to which the Company or any Subsidiary is a party or by which any of their respective Assets and Properties is bound;

(g)           (i) other than taking advances under the Company’s existing revolving credit facility with Wachovia Bank, N.A., incurring Indebtedness in an aggregate principal amount exceeding $1,000,000, or (ii) voluntarily purchasing, canceling, prepaying or otherwise providing for a complete or partial discharge in advance of a scheduled payment date with respect to, or waiving any right of the Company or any Subsidiary under, any Indebtedness of or owing to the Company or any Subsidiary;

(h)           engaging with any Person in any merger or other business combination;

(i)            making capital expenditures or commitments for additions to property, plant or equipment constituting capital assets in amounts exceeding $1,000,000 in the aggregate or, in the case of assets constituting Aircraft-Related Assets, exceeding $5,000,000 individually or $20,000,000 in the aggregate;

(j)            making any change in the lines of business in which they participate or are engaged;

(k)           writing off or writing down any of their Assets and Properties outside the ordinary course of business consistent with past practice; or

(l)            entering into any Contract to do or engage in any of the foregoing.

4.09         Affiliate Transactions.  Except as set forth in Section 4.09 of the Disclosure Schedule, immediately prior to the Closing, all Indebtedness and other amounts owing under Contracts between a Seller or any Affiliate (other than the Company or any Subsidiary) of a Seller, on the one hand, and the Company or any of the Subsidiaries, on the other, will be paid in full, and such Seller will terminate and will cause any such Affiliate to terminate each Contract with the Company or any Subsidiary.  Prior to the Closing, neither the Company nor any Subsidiary will enter into any Contract or amend or modify any existing Contract, and will not engage in any transaction outside the ordinary course of business consistent with past practice or not on an arm’s-length basis (other than pursuant to Contracts disclosed pursuant to Section 2.20 of the Disclosure Schedule), with any Seller or any such Affiliate.

4.10         Books and Records.  On the Closing Date, Sellers will deliver or make available to Purchaser at the offices of the Company and the Subsidiaries all of the Books and Records, and if at any time after the Closing Sellers discover in their possession or under their control any other Books and Records, they will forthwith deliver such Books and Records to Purchaser.

4.11         Employment.  Management Sellers shall, simultaneously with the Closing, enter into the Employment Agreements.

4.12         Non-Competition.  Sellers shall, simultaneously with the Closing, enter into the Non-Competition Agreement.

4.13         Notice and Cure.  Sellers will notify Purchaser in writing (where appropriate, through updates to the Disclosure Schedule) of, and contemporaneously will provide

Purchaser with true and complete copies of any and all information or documents relating to, and will use all commercially reasonable efforts to cure before the Closing, any event, transaction or circumstance, as soon as practicable after it becomes Known to Sellers, occurring after the date of this Agreement that causes or will cause any covenant or agreement of Sellers under this Agreement to be breached or that renders or will render untrue any representation or warranty of Sellers contained in this Agreement as if the same were made on or as of the date of such event, transaction or circumstance.  No notice given pursuant to this Section shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein or shall in any way limit Purchaser’s right to seek indemnification under Article XI.

4.14         Fulfillment of Conditions.  Sellers will execute and deliver at the Closing each Operative Agreement that Sellers are required hereby to execute and deliver as a condition to the Closing, will take all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy each other condition to the obligations of Purchaser contained in this Agreement (including without limitation, the conditions set forth in Section 6.05 and 6.08) and will not, and will not permit the Company or any Subsidiary to, take or fail to take any action that could reasonably be expected to result in the nonfulfillment of any such condition.

4.15         S Corporation Status.  Sellers will not take any action, and will cause the Company to refrain from taking any action, that would cause the Company to cease to be treated as an S Corporation within the meaning of Code Section 1361.  Sellers will not take any action, and will ensure that the neither the Company nor any Subsidiary takes any action, that would cause any Subsidiary to cease to qualify as either (i) a qualified subchapter S subsidiary within the meaning of Code Section 1361(b)(3)(B), (ii) an entity the existence of which is disregarded or (iii) a partnership with respect to which an election under Code Section 754 is in effect.

4.16         New Real Estate Lease.  Sellers shall cause Enbee Capital, LLC (“Enbee”) to negotiate in good faith with Purchaser and on an arms-length basis definitive documentation with respect to the premises located at 2323 NW 82nd Avenue (the “New Real Estate Lease”) (which lease shall contain customary market-based terms); provided, however, if Enbee and Purchaser cannot agree to all terms of the New Real Estate Lease (notwithstanding such good faith negotiation), the current lease, as amended, between Enbee and the Company shall remain in full force and effect, and the failure to have entered into the New Real Estate Lease shall not be a breach of the covenant hereunder.

4.17         AeroTurbine Capital Shares Contribution.  Sellers shall, on or before the Closing, contribute all of the outstanding shares in AeroTurbine Capital to the Company.

4.18         Sellers’ Account.  Each of the Management Sellers shall, for two (2) years from and after the Closing Date, keep available not less than $10,000,000 (i.e., $20,000,000 in the aggregate for both Management Sellers) in Cash Equivalent Investments (as hereinafter defined) in an account of such Management Seller (each, an “Investment Account”) in a depository institution or trust company incorporated under the laws of the United States of America which is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500,000,000 (any such institution being an

“Authorized Bank”), and provide Purchaser with bank or brokerage statements with respect to such accounts on a monthly basis.  Sellers and Purchaser further agree that upon creation of such account, Sellers and Purchaser will execute joint signature instructions directing the Authorized Bank not to permit, without the joint written instructions of both Sellers and Purchaser, (i) the release or other distribution or transfer of any funds in such account, if such release, transfer or distribution would cause either Investment Account to be left with Cash Equivalent Investments with an aggregate market value of less than $10,000,000, (ii) an assignment to any Person of such account or funds contained therein or (iii) the use of such account or funds contained therein as collateral; provided, however, that such restrictions shall lapse and no longer be applicable on the second anniversary of the Closing Date, irrespective of whether any claims are then pending against Sellers by any Purchaser Indemnified Party.  As used herein, “Cash Equivalent Investments” means, at any time, (a) any evidence of indebtedness maturing not more 30 days after such time, issued or guaranteed by the United States Government or any agency thereof, (b) commercial paper, maturing not more than 30 days from the date of issue, or corporate demand notes, in each case rated at least A-l by Standard & Poor’s Corporation or P-l by Moody’s Investors Service, Inc., (c) any certificate of deposit, time deposit or banker’s acceptance, maturing not more than 30 days after such time, or any overnight Federal Funds transaction that is issued or sold by any Authorized Bank, (d) medium and long-term securities rated at least A- by Standard & Poor’s Corporation, and (e) money market accounts or mutual funds which invest exclusively in assets satisfying the foregoing requirements.  If at any time or from time to time the aggregate fair market value of the Cash Equivalent Investments in either Investment Account falls below $10,000,000, the Management Seller owning such Account shall deposit additional cash and/or Cash Equivalent Investments to bring such aggregate fair market value to at least $10,000,000.

ARTICLE V

COVENANTS OF PURCHASER

Purchaser covenants and agrees with Sellers that, at all times from and after the date hereof until the Closing, Purchaser will comply with all covenants and provisions of this Article V, except to the extent Sellers may otherwise consent in writing.

5.01         Regulatory and Other Approvals.  Purchaser will as promptly as practicable (a) take all commercially reasonable steps necessary or desirable to obtain all consents, approvals or actions of, make all filings with and give all notices to Governmental or Regulatory Authorities or any other Person required of Purchaser to consummate the transactions contemplated hereby and by the Operative Agreements, including without limitation those described in Schedules 3.03 and 3.04 hereto, (b) provide such other information and communications to such Governmental or Regulatory Authorities or other Persons as Sellers or such Governmental or Regulatory Authorities or other Persons may reasonably request in connection therewith and (c) cooperate with Sellers, the Company and the Subsidiaries in connection with the performance of their obligations under Sections 4.01 and 4.02.  Purchaser will provide prompt notification to Sellers when any such consent, approval, action, filing or notice referred to in clause (a) above is obtained, taken, made or given, as applicable, and will advise Sellers of any communications (and, unless precluded by Law, provide copies of any such communications that are in writing) with any Governmental or Regulatory Authority or other Person regarding any of the transactions contemplated by this Agreement or any of the Operative Agreements.

5.02         HSR Filings.  In addition to and without limiting Purchaser’s covenants contained in Section 5.01, Purchaser shall (a) take promptly all actions necessary to make the filings required of Purchaser or its Affiliates under the HSR Act, (b) comply at the earliest practicable date with any request for additional information received by Purchaser or its Affiliates from the Federal Trade Commission or the Antitrust Division of the Department of Justice pursuant to the HSR Act and (c) cooperate with Sellers in connection with Sellers’ filing under the HSR Act and in connection with resolving any investigation or other regulatory inquiry concerning the transactions contemplated by this Agreement commenced by either the Federal Trade Commission or the Antitrust Division of the Department of Justice or state attorneys general.

5.03         Employment.  Purchaser shall, simultaneously with the Closing, enter into the Employment Agreements.

5.04         Non-Competition.  Purchaser shall, simultaneously with the Closing, enter into the Non-Competition Agreement.

5.05         Notice and Cure.  Purchaser shall notify Sellers in writing of, and contemporaneously will provide Sellers with true and complete copies of any and all information or documents relating to, and will use all commercially reasonable efforts to cure before the Closing, any event, transaction or circumstance, as soon as practicable after it becomes known to Purchaser, occurring after the date of this Agreement that causes or will cause any covenant or agreement of Purchaser under this Agreement to be breached or that renders or will render untrue any representation or warranty of Purchaser contained in this Agreement as if the same were made on or as of the date of such event, transaction or circumstance.  No notice given pursuant to this Section shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein or shall in any way limit Sellers’ right to seek indemnification under Article XI.

5.06         Fulfillment of Conditions.  Purchaser will execute and deliver at the Closing each Operative Agreement that Purchaser is hereby required to execute and deliver as a condition to the Closing, will take all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy each other condition to the obligations of Sellers contained in this Agreement (including without limitation, the conditions set forth in Section 6.05 and 6.08) and will not take or fail to take any action that could reasonably be expected to result in the nonfulfillment of any such condition.

5.07         New Real Estate Lease.  Purchaser shall negotiate in good faith with Enbee and on an arms-length basis definitive documentation with respect to the New Real Estate Lease (which lease shall contain customary market-based terms); provided, however, if Enbee and Purchaser cannot agree to all terms of the New Real Estate Lease (notwithstanding such good faith negotiation), the current lease, as amended, between Enbee and the Company shall remain in full force and effect, and the failure to have entered into the New Real Estate Lease shall not be a breach of the covenant hereunder.

ARTICLE VI

CONDITIONS TO OBLIGATIONS OF PURCHASER

The obligations of Purchaser hereunder to purchase the Shares are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Purchaser in its sole discretion):

6.01         Representations and Warranties.  Each of the representations and warranties made by Sellers in this Agreement (other than those made as of a specified date earlier than the Closing Date) shall be true and correct in all material respects on and as of the Closing Date as though such representation or warranty was made on and as of the Closing Date, and any representation or warranty made as of a specified date earlier than the Closing Date shall have been true and correct in all material respects on and as of such earlier date.

6.02         Performance.  Sellers shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement to be so performed or complied with by Sellers at or before the Closing.

6.03         Certificates of Sellers.  Sellers shall have delivered to Purchaser a certificate, dated the Closing Date and executed by Sellers, substantially in the form and to the effect of Exhibit E hereto.

6.04         Orders and Laws.  There shall not be in effect on the Closing Date any Order or Law restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or any of the Operative Agreements or which could reasonably be expected to otherwise result in a material diminution of the benefits of the transactions contemplated by this Agreement or any of the Operative Agreements to Purchaser, and there shall not be pending or threatened on the Closing Date any Action or Proceeding by any Governmental or Regulatory Authority which could reasonably be expected to result in the issuance of any such Order or the enactment, promulgation or deemed applicability to Purchaser, the Company, any Subsidiary or the transactions contemplated by this Agreement or any of the Operative Agreements of any such Law.

6.05         Regulatory Consents and Approvals.  All consents, approvals and actions of, filings with and notices to any Governmental or Regulatory Authority necessary to permit Purchaser and Sellers to perform their obligations under this Agreement and the Operative Agreements and to consummate the transactions contemplated hereby and thereby (a) shall have been duly obtained, made or given, (b) shall be in form and substance reasonably satisfactory to Purchaser, (c) shall not be subject to the satisfaction of any condition that has not been satisfied or waived and (d) shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental or Regulatory Authority necessary for the consummation of the transactions contemplated by this Agreement and the Operative Agreements, including under the HSR Act, shall have occurred.

6.06         Third Party Consents.  The consents (or in lieu thereof waivers) listed in Section 6.06 of the Disclosure Schedule, and all other consents (or in lieu thereof waivers) to the performance by Purchaser and Sellers of their obligations under this Agreement and the Operative Agreements or to the consummation of the transactions contemplated hereby and thereby as are required under any Contract to which Purchaser, Sellers, the Company or any Subsidiary is a party or by which any of their respective Assets and Properties are bound (a) shall have been obtained, (b) shall be in form and substance reasonably satisfactory to Purchaser, (c) shall not be subject to the satisfaction of any condition that has not been satisfied or waived and (d) shall be in full force and effect, except (other than in the case of the consents listed in Section 6.06 of the Disclosure Schedule) where the failure to obtain any such consent (or in lieu thereof waiver) could not reasonably be expected, individually or in the aggregate with other such failures, to have a Material Adverse Effect or otherwise result in a material diminution of the benefits of the transactions contemplated by this Agreement and the Operative Agreements to Purchaser.

6.07         Resignations of Directors and Officers.  Such members of the boards of directors and such officers of the Company and the Subsidiaries as are designated in a written notice delivered at least two (2) Business Days prior to the Closing Date by Purchaser to Sellers shall have tendered, effective at the Closing, their resignations as such directors and officers.

6.08         Proceedings.  All proceedings to be taken on the part of Sellers in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be reasonably satisfactory in form and substance to Purchaser, and Purchaser shall have received copies of all such documents and other evidences as Purchaser may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

6.09         Shareholder Equity Agreements.  Sellers shall have entered into the Stockholders Agreement and, simultaneously with the Closing, shall have consummated the issuance and sale of shares pursuant to the terms of the Restricted Shares Purchase Agreement.

6.10         Employment Agreements.  Management Sellers shall have entered into the Employment Agreements.

6.11         Non-Competition Agreement.  Sellers shall have entered into the Non-Competition Agreement.

6.12         AeroTurbine Capital Shares Contribution.  Sellers shall have contributed all of the outstanding shares in AeroTurbine Capital to the Company.

ARTICLE VII

CONDITIONS TO OBLIGATIONS OF SELLERS

The obligations of Sellers hereunder to sell the Shares are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Sellers in their sole discretion):

7.01         Representations and Warranties.  Each of the representations and warranties made by Purchaser in this Agreement shall be true and correct in all material respects on and as of the Closing Date as though such representation or warranty was made on and as of the Closing Date.

7.02         Performance.  Purchaser shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement to be so performed or complied with by Purchaser at or before the Closing.

7.03         Officers’ Certificates.  Purchaser shall have delivered to Sellers a certificate, dated the Closing Date and executed in the name and on behalf of Purchaser by the Chairman of the Board, the President or any Executive or Senior Vice President of Purchaser, substantially in the form and to the effect of Exhibit F hereto, and a certificate, dated the Closing Date and executed by the Secretary or any Assistant Secretary of Purchaser, substantially in the form and to the effect of Exhibit G hereto.

7.04         Orders and Laws.  There shall not be in effect on the Closing Date any Order or Law that became effective after the date of this Agreement restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or any of the Operative Agreements.

7.05         Regulatory Consents and Approvals.  All consents, approvals and actions of, filings with and notices to any Governmental or Regulatory Authority necessary to permit Sellers and Purchaser to perform their obligations under this Agreement and the Operative Agreements and to consummate the transactions contemplated hereby and thereby (a) shall have been duly obtained, made or given, (b) shall not be subject to the satisfaction of any condition that has not been satisfied or waived and (c) shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental or Regulatory Authority necessary for the consummation of the transactions contemplated by this Agreement and the Operative Agreements, including under the HSR Act, shall have occurred.

7.06         Proceedings.  All proceedings to be taken on the part of Purchaser in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be reasonably satisfactory in form and substance to Sellers, and Sellers shall have received copies of all such documents and other evidences as Sellers may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

7.07         Shareholder Equity Agreements.  The Cerberus Entities shall have entered into the Stockholders Agreement and, simultaneously with the Closing, shall have consummated the issuance and sale of shares pursuant to the terms of the Restricted Shares Purchase Agreement.

7.08         Employment Agreements.  Purchaser shall have entered into the Employment Agreements.

7.09         Release of Seller Guarantees.  Wachovia Bank, N.A. shall have released the individual guarantees of Sellers under the Company’s existing revolving credit facility with Wachovia Bank, N.A.

ARTICLE VIII

TAX MATTERS AND POST-CLOSING TAXES

8.01         Tax Returns.

(a)       Except as otherwise provided in Section 1.04, Sellers shall, at the Company’s expense, prepare (or cause to be prepared) and timely file (or cause to be timely filed) all Tax Returns of the Company or any Subsidiary that are due (after any extensions) prior to the Closing Date and, except to the extent reflected in or reserved against in the Financial Statements, shall pay any Taxes due in respect of such Tax Returns.

(b)       Except as otherwise provided in Section 1.04, Purchaser shall prepare (or cause to be prepared) and file when due (or cause to be filed) all Tax Returns that are required to be filed by or with respect to the Company after the Closing Date and shall remit any Taxes imposed on the Company or any Subsidiary that are due in respect of such Tax Returns.  With respect to Tax Returns that are required to be filed by or with respect to the Company for any tax period that begins before and ends after the Closing Date (such periods “Straddle Periods” and such Tax Returns “Straddle Returns”), such Straddle Returns shall be prepared in a manner consistent with past practice (unless otherwise required by law), and Sellers shall be responsible for Taxes due in respect of that portion of such Straddle Period that ends on the Closing Date, except to the extent reflected in or reserved against in the Financial Statements, (“Straddle Pre-Closing Taxes”), calculated as provided in Section 8.01(c) below.  Purchaser shall notify Sellers of any amounts due from Sellers in respect of any Straddle Return no later than ten (10) Business Days prior to the date on which such Straddle Return is due, and Sellers shall remit such payment to Purchaser no later than five (5) Business Days prior to the date such Straddle Return is due.  Purchaser shall deliver any Straddle Return to the Sellers for their review at least thirty (30) days prior to the date on which such Tax Return is required to be filed.  If a Seller disputes any item on such Tax Return, it shall notify Purchaser of such disputed item (or items) and the basis for its objection and Purchaser shall consider such objections in good faith.

(c)       In the case of any Taxes of the Company or any Subsidiary that are payable with respect to Straddle Periods, the portion of any such Taxes that are attributable to the portion of the Straddle Period that ends on the Closing Date shall (i) in the case of Taxes that are based upon or related to income or receipts or imposed on a transactional basis be deemed equal to the amount that would be payable if the Tax year or period ended on the Closing Date; and (ii) in the case of other Taxes be allocated pro rata per day between the period ending on the Closing Date and the period beginning after the Closing Date.  For purposes of clause (i) of the preceding sentence, any exemption, deduction, credit or other item that is calculated on an annual basis shall be allocated pro rate per day between the period ending on the Closing Date and the period beginning after the Closing Date.  The parties hereto will, to the extent permitted by applicable law, elect with the relevant Tax authority to treat a portion of any Straddle Period as a short taxable period ending as of the close of business on the Closing Date.

8.02         Code §338(h)(10) Election.  At Purchaser’s request Sellers and Purchaser shall jointly make the election described in Code §338(h)(10) and any corresponding election under applicable state and local tax laws (the “Elections”).  Seller and Purchaser agree to report the transactions under this Agreement consistently with these Elections.  Purchaser will prepare and file all Tax Returns in connection with the Election (“Code §338 Forms”).  Sellers shall promptly execute and deliver to Purchaser all documentation reasonably requested by Purchaser, including the completed Code §338 Forms.  Purchaser will compute the adjusted grossed up basis of the assets of the Company (pursuant to applicable Treasury Regulations) and will allocate such basis among the assets in accordance with Section 1.06.

8.03         Tax Indemnification.

(a)       After the Closing Date, Sellers shall jointly and severally indemnify and hold harmless the Purchaser, the Company and each Subsidiary from and against any and all Losses resulting from, arising out of or relating to (i) any Taxes of the Company (or any Subsidiary) (except to the extent reflected in or reserved against in the Financial Statements) relating to (x) any periods ending on or before the Closing Date and (y) that portion of any Straddle Period that ends on the Closing Date (calculated as set forth in Section 8.01(c) above) and (ii) without duplication of amounts included in clause (i), without regard to the tax period to which the Tax relates, any Taxes resulting from a breach of the representations in Section 2.13.  The indemnity provided in the foregoing sentence shall include, without limitation, any Tax liability arising by reason of the Company or any Subsidiary being severally liable for any Taxes of another person pursuant to Treasury Regulation §1.1502-6 or any analogous state, local or foreign Tax provision, by contract as a transferee or otherwise and any Tax liability incurred in connection with the transactions contemplated by this Agreement; including, if determined by Purchaser, the making of an election pursuant to Code Section 338(h)(10).  Notwithstanding anything to the contrary contained herein, the Sellers shall be required to indemnify the Purchaser for Taxes payable by the Company resulting from a Code Section 338(h)(10) election on the sale to Purchaser of the Company shares only to the extent such Taxes exceed $500,000.  Sellers shall be responsible to determine the calculations to be included in the relevant Tax Returns with respect to such Taxes payable by the Company and, in their capacities as officers of the Company, shall execute and file such Tax Returns.

(b)       If Purchaser determines to make the Election pursuant to Section 8.02 above, Purchaser shall indemnify and hold harmless Sellers from and against Taxes imposed on Sellers equal to the excess, if any, of (x) income Taxes payable by the Sellers in connection with the transactions contemplated by this Agreement (other than (i) any Taxes payable by the Company in connection with the recognition of any built-in gain that existed at the time the Company converted to S Corporation status, which, for the avoidance of doubt, Sellers are obligated to indemnify the Purchaser against pursuant to Section 8.03(a)), over (y) the income

Taxes Sellers would have paid had the Purchaser not determined to make the Election pursuant to Section 8.02 hereof and Sellers were taxed on the gain realized on the sale of the Shares.  Payment by Purchaser to Sellers under this Section 8.03(b) shall be made simultaneously with Sellers’ execution of the Elections pursuant to Section 8.02, with subsequent adjustments, if any, based upon amended Tax Returns and/or final determination pursuant to any Tax audit.

8.04         Refunds.  Sellers will be entitled to any credits and refunds (including interest received thereon) in respect of any taxable period prior to Closing and that portion of any Straddle Period that ends on the Closing Date and the Company or its Subsidiaries will be entitled to any refunds (including any interest received thereon) in respect of any other federal, state, local or foreign Tax liability of the Company or any of its Subsidiaries.  So long as there is no outstanding claim for indemnification pursuant to this Article VIII or Article XI, Purchaser shall cause any refunds allocated to Sellers pursuant to the preceding sentence to be paid to the Sellers promptly following receipt.  If there are any outstanding claims against the Sellers for indemnification under Articles VIII or Article XI of this Agreement, Purchaser shall be entitled to hold such refunds in trust pending resolution of the indemnification claim or claims and if such indemnification claim is determined to be owing to Purchaser pursuant to the terms of this Agreement, Purchaser may offset any refund amounts against Sellers’ indemnification obligations hereunder.

8.05         Tax Audits and Contests; Cooperation.

(a)       After the Closing, Purchaser and Sellers shall promptly notify the other party or parties in writing of any demand, claim or notice of the commencement of an audit received by such party from any Tax authority or any other person with respect to Taxes for which such other party may be liable pursuant to Section 8.03 of this Agreement; provided, however, that a failure to give such notice will not affect such other party’s rights to indemnification under Section 8.03, except to the extent that such party’s ability to defend has been irreparably prejudiced by such failure.  Such notice shall contain factual information (to the extent known) describing the asserted Tax liability and shall include copies of the relevant portion of any notice or other document received from any Tax authority or any other Person in respect of any such asserted Tax liability.

(b)       At Sellers’ request, Purchaser shall contest any asserted Tax for which Sellers may have an indemnity obligation and shall request any Tax refund to which Sellers shall be entitled.  If Sellers first acknowledge their liability to Purchaser with respect to an asserted Tax, and the only Tax that is the subject of such proceeding is a Tax for which Sellers are required to indemnify Purchaser, Sellers shall be entitled to control the conduct, through counsel of its own choosing at its own expense, of any audit, claim for refund, or administrative or judicial proceeding involving any asserted Tax liability or refund with respect to the Company or any Subsidiary (any such audit, claim for refund, or proceeding relating to an asserted Tax liability or Tax refund referred to herein as a “Contest”) relating to Taxes for which Sellers have any indemnification obligation pursuant to Section 8.03 or a right to the refund pursuant to Section 8.04.  Purchaser shall have the right to control the Contest of any Tax for which Sellers do not have control rights pursuant to the preceding sentence.

(c)       Sellers and Purchaser agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information (including access to books and records and the Company’s and any Subsidiary’s accountants) and assistance relating to the Company and any Subsidiary as is reasonably requested for the filing of any Tax Returns and the preparation, prosecution, defense or conduct of any Contest.  Sellers and Purchaser shall reasonably cooperate with each other in the conduct of any Contest or other proceeding involving or otherwise relating to the Company or any Subsidiary with respect to any Tax and each shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Section 8.05.  Any information obtained under this Section 8.05 shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or in the conduct of a Contest or other Tax proceeding.

(d)       Each of Purchaser and the Company and its Subsidiaries shall (a) use its commercially reasonable efforts to properly retain and maintain the tax and accounting records of the Company and Subsidiaries that relate to Tax periods for which Sellers may have any indemnification obligations pursuant to Article VIII for six (6) years and shall thereafter provide Sellers with written notice prior to any destruction, abandonment or disposition of all or any portions of such records, (b) transfer such records to Sellers upon their written request prior to any such destruction, abandonment or disposition and (c) allow Sellers and their respective agents and representatives, at times and dates reasonably and mutually acceptable to the parties, to from time to time inspect and review such records as Sellers may deem necessary or appropriate; provided, however, that in all cases, such activities are to be conducted by Sellers during normal business hours and at the Sellers’ sole expense.  Any information obtained under this Section 8.05 shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or in the conduct of a Contest or other Tax proceedings.

(e)       Except with respect to a payment made pursuant to Section 8.03(b), payment by an indemnitor of any amount due to an indemnitee under Section 8.03 of this Agreement shall be made within ten (10) days following written notice by the indemnitee that payment of such amounts to the appropriate Tax authority or other applicable third party is due by the indemnitee, provided that the indemnitor shall not be required to make any payment earlier than five (5) Business Days before it is due to the appropriate Tax authority or applicable third party.  In the case of a Tax that is contested in accordance with the provisions of Section 8.05(b) of this Agreement, payment of such contested Tax will not be considered due earlier than the date a “Final Determination” to such effect is made by such Tax authority or a court.  For this purpose, a Final Determination shall mean a settlement, compromise, or other agreement with the relevant Tax authority, a deficiency notice with respect to which the period for filing a petition with the Tax court or the relevant state, local or foreign tribunal has expired or a decision of any court of competent jurisdiction that is not subject to appeal or as to which the time for appeal has expired.

8.06         Transfer Taxes.  Sellers shall pay all sales, use, transfer, real property transfer, recording, gains, stock transfer and other similar taxes and fees (“Transfer Taxes”) arising out of or in connection with the transactions effected pursuant to this Agreement, and shall indemnify, defend, and hold harmless Purchaser, the Company and each Subsidiary on an after-Tax basis with respect to such Transfer Taxes.  Sellers shall file all necessary documentation and Tax Returns with respect to such Transfer Taxes and shall promptly provide Purchaser with copies of such Tax Returns and evidence of the payment of any Transfer Taxes.

8.07         Exclusivity.  This Article VIII shall be the sole provision governing indemnities for Taxes under this Agreement and no provision of Article XI (including, without limitation, the limitations set forth in Section 11.02(d)) shall in any way effect the rights of the parties under this Article VIII.

ARTICLE IX

EMPLOYEE BENEFITS MATTERS

9.01         Employee Benefits Matters.

(a)       The Purchaser shall, or shall cause its Affiliates to, credit employees of the Company and its Subsidiaries at the Closing (“Company Employees”) for purposes of eligibility to participate, vesting and benefit calculation purposes (but not for purposes of benefit accrual under any defined benefit pension plan) such Company Employees’ service with the Company and its Subsidiaries under all employee plans, programs or arrangements maintained by Purchaser or its Affiliates for such Company Employees will be eligible after the Closing (each, a “New Plan”) to the same extent such service is recognized by the Company and its Subsidiaries immediately prior to the Closing under any Benefit Plan in which such employees participate immediately prior to the Closing (each, an “Old Plan”).

(b)       Purchaser shall cause the terms of each New Plan to provide that: (i) each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is of the same type as provided under an Old Plan in which such Company Employee participated immediately before the Closing; and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, the Purchaser shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for any such employee and his or her covered dependents, unless such conditions would not have been waived under the comparable Old Plan in which such employee participated immediately prior to the Closing and Purchase shall cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

ARTICLE X

SURVIVAL OF REPRESENTATIONS, WARRANTIES,
COVENANTS AND AGREEMENTS

10.01       Survival of Representations, Warranties, Covenants and Agreements.  Notwithstanding any right of Purchaser (whether or not exercised) to investigate the affairs of the Company and the Subsidiaries or any right of any party (whether or not exercised) to investigate the accuracy of the representations and warranties of the other party contained in this Agreement, Sellers and Purchaser have the right to rely fully upon the representations, warranties, covenants and agreements of the other contained in this Agreement.  The representations, warranties, covenants and agreements of Sellers and Purchaser contained in this Agreement will survive the Closing (a) indefinitely with respect to (i) the representations and warranties contained in Sections 2.02, 2.04, 2.05 (but only insofar as it relates to the capital stock of the Subsidiaries), 2.24, 2.33, 3.02 and 3.08 and (ii) the covenants and agreements contained in Sections 1.05, 4.09, 14.03 and 14.05; (b) until sixty (60) days after the expiration of all applicable statutes of limitation (including all periods of extension, whether automatic or permissive) with respect to matters covered by (i) Section 2.13 and Article VIII, (ii) (insofar as they relate to ERISA or the Code) Section 2.16 and Article IX and (iii) Section 2.26; (c) until the second anniversary of the Closing Date in the case of all other representations and warranties and any covenant or agreement to be performed in whole or in part on or prior to the Closing or (d) with respect to each other covenant or agreement contained in this Agreement, until sixty (60) days following the last date on which such covenant or agreement is to be performed or, if no such date is specified, indefinitely; provided that any representation, warranty, covenant or agreement that would otherwise terminate in accordance with clause (b), (c) or (d) above will continue to survive if a Claim Notice or Indemnity Notice (as applicable) shall have been timely given under Article XI on or prior to such termination date, until the related claim for indemnification has been satisfied or otherwise resolved as provided in Article XI.

ARTICLE XI

INDEMNIFICATION

11.01       Tax Treatment of Indemnity Payments.  It is the intention of the parties to treat any indemnity payment made under this Agreement as an adjustment to the Purchase Price for all federal, state, local and foreign Tax purposes, and the parties agree to file their Tax Returns accordingly.

11.02       Indemnification.

(a)       Subject to paragraph (d) of this Section and the other Sections of this Article XI, Sellers shall jointly and severally indemnify the Purchaser Indemnified Parties in respect of, and hold each of them harmless from and against, any and all Losses suffered, incurred or sustained by any of them or to which any of them becomes subject, resulting from, arising out of or relating to (i) any breach of representation or warranty (or resulting from, arising out of or relating to the facts, circumstances or conditions giving rise to, or constituting or underlying such breach) or (ii) nonfulfillment of or failure to perform any covenant or agreement on the part of Sellers or a Seller contained in this Agreement (determined in all cases as if the terms “material” or “materially” were not included therein).

(b)       Subject to the other Sections of this Article XI, Purchaser shall indemnify Sellers Indemnified Parties in respect of, and hold each of them harmless from and against, any and all Losses suffered, incurred or sustained by any of them or to which any of them becomes subject, resulting from, arising out of or relating to any breach of representation or warranty or nonfulfillment of or failure to perform any covenant or agreement on the part of Purchaser contained in this Agreement.

(c)       Sellers shall jointly and severally indemnify the Purchaser Indemnified Parties in respect of, and hold each of them harmless from and against, any and all Losses suffered, incurred or sustained by any of them or to which any of them becomes subject, resulting from, arising out of or relating to the Sellers’ purchase of shares of the Company from the estate of George E. Batchelor in 2003.

(d)       Notwithstanding anything to the contrary contained herein, (A) no amount of indemnity shall be paid in the case of a claim by a Purchaser Indemnified Party under Section 11.02(a)(i) unless and until the aggregate amount of all Losses of the Purchaser Indemnified Parties upon which valid claims are based exceeds $10,000,000 and then Sellers shall only be responsible for indemnification of Losses in excess of $7,500,000 and (B) the amount payable by Sellers for indemnification under this Article XI shall be limited, in the aggregate, to $60,000,000; provided that this paragraph (d) shall not apply to (i) a breach of a representation or warranty contained in Section 2.02, 2.04, 2.11(i), 2.24, 2.26, 2.33, or 2.35, (ii) a breach of a covenant contained in Section 1.05, 14.03 or 14.05 or (iii) any amount payable by Sellers for indemnification under Section 11.02(c).

11.03       Method of Asserting Claims.  All claims for indemnification by any Indemnified Party under Section 11.02 will be asserted and resolved as follows:

(a)           Unless a different procedure is specified in Article XI, in the case of a Loss for which indemnification is sought hereunder, the Indemnified Party shall promptly deliver an Indemnity Notice to the Indemnifying Party; provided, however, that no failure or delay by the Indemnified Party in the performance of the foregoing shall reduce or otherwise affect the obligation of the Indemnifying Party to indemnify and hold the Indemnified Party harmless, except to the extent the Indemnified Party’s failure to give or delay in giving the required Indemnity Notice impairs the Indemnifying Party’s ability to indemnify or defend or to mitigate its Losses, in which case the Indemnifying Party shall have no obligation to indemnify the Indemnified Party to the extent of Losses, if any, caused by such failure to give or delay in giving the required notice.  If such Losses arise out of a claim by a third Person, the Indemnified Party must give the Indemnifying Party a reasonable opportunity to defend the same or prosecute such action to conclusion or settlement satisfactory to the Indemnifying Party (but only with the consent of the Indemnified Party, which consent will not be unreasonably withheld, in the case of any settlement that provides for any relief other than the payment of monetary damages as to which the Indemnified Party will be indemnified in full) at the Indemnifying Party’s sole cost and expense, and with counsel of its own selection and with the consent of the Indemnified Party, which consent shall not be unreasonably withheld, and the Indemnifying Party shall pay any resulting settlements (including all associated Losses), satisfy any judgments or comply with any decrees; provided, further, however, that the Indemnified Party shall at all times also have the right fully to participate in the defense at Indemnified Party’s sole cost and expense so long as such participation occurs without hindering or impairing the defense of the Indemnifying Party.  If the Indemnifying Party shall, within a reasonable time after receipt of an Indemnity Notice, fail to defend, the Indemnified Party shall have the right, but not the obligation, and without waiving any rights against the Indemnifying Party, to undertake the defense of, and with the consent of the Indemnifying Party (such consent not to be withheld unreasonably), to compromise or settle the claim on behalf, for the account, and at the risk and expense, of the Indemnifying Party and shall be entitled to collect the amount of any settlement or judgment or decree and all costs and expenses (including, without limitation, reasonable attorney’s fees) in connection therewith from the Indemnifying Party.  Except as provided in the preceding sentence, the Indemnified Party shall not compromise or settle any claim without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld.

(b)           The amount of any Losses for which indemnification is provided under this Article XI shall be net of any amounts recovered by the Indemnified Party under insurance policies or from unaffiliated third parties with respect to such Losses.  If any Indemnified Party shall have received indemnity payments hereunder and subsequently receives insurance payments or payments from an unaffiliated third party that would have reduced the Indemnifying Party’s indemnification obligations pursuant to the preceding sentence, such Indemnified Party shall be required to deliver such insurance or third party payments to the applicable Indemnifying Party.  In addition, all Losses subject to indemnification hereunder shall be calculated net of any tax benefits which have been actually realized by Purchaser (including those received indirectly as the sole stockholder of the Company) or Sellers as a result thereof and shall be calculated to include any tax imposed on the receipt of the indemnity payment.  All indemnity payments due under this Agreement shall be made without withholding of any nature for Taxes except to the extent required by applicable Laws, in which case such indemnity payments shall be “grossed up” so that the net amount received by Purchaser or Sellers, as the case may be, will equal the full amount of indemnity due hereunder.

(c)           Following indemnification as provided for hereunder, the Indemnifying Party shall be subrogated to all rights of the Indemnified Party with respect to all Persons relating to the matter for which indemnification has been made.

ARTICLE XII

TERMINATION

12.01       Termination.  This Agreement may be terminated, and the transactions contemplated hereby may be abandoned:

(a)           at any time before the Closing, by mutual written agreement of Sellers and Purchaser;

(b)           at any time before the Closing, by Sellers, on the one hand, or Purchaser, on the other hand, in the event (i) of a material breach hereof by the non-terminating party if such non-terminating party fails to cure such breach within five (5) Business Days following notification thereof by the terminating party or (ii) upon notification of the non-terminating party by the terminating party that the satisfaction of any condition to the terminating party’s obligations under this Agreement becomes impossible or impracticable with the use of commercially reasonable efforts if the failure of such condition to be satisfied is not caused by a breach hereof by the terminating party; or

(c)           at any time following the later of (i) the 90th day after the date of this Agreement, or (ii) the 60th day after the date of the last request by the Department of Justice or the Federal Trade Commission under the HSR Act, by Sellers, on the one hand, or Purchaser, on the other hand, upon notification of the non-terminating party by the terminating party if the Closing shall not have occurred on or before such date and such failure to consummate is not caused by a breach of this Agreement by the terminating party.

For purposes of this Section 12.01, Sellers shall be considered a single party and a breach by a Seller will constitute a breach by Sellers.

12.02       Effect of Termination.  If this Agreement is validly terminated pursuant to Section 12.01, this Agreement will forthwith become null and void, and there will be no liability or obligation on the part of Sellers or Purchaser (or any of their respective officers, directors, employees, agents or other representatives or Affiliates), except as provided in the next succeeding sentence and except that the provisions with respect to expenses in Section 14.03 and confidentiality in Section 14.05 will continue to apply following any such termination.  Notwithstanding any other provision in this Agreement to the contrary, upon termination of this Agreement pursuant to Section 12.01(b) or (c), Sellers will remain liable to Purchaser for any willful or grossly negligent breach of this Agreement by Sellers existing at the time of such termination, and Purchaser will remain liable to Sellers for any willful or grossly negligent breach of this Agreement by Purchaser existing at the time of such termination, and Sellers or Purchaser may seek such remedies, including damages and fees of attorneys, against the other with respect to any such breach as are provided in this Agreement or as are otherwise available at Law or in equity.

ARTICLE XIII

DEFINITIONS

13.01       Definitions.

(a)       Defined Terms.  As used in this Agreement, the following defined terms have the meanings indicated below:

“2005 Relevant Taxable Income” has the meaning ascribed to it in Section 1.04(a).

“2006 Relevant Taxable Income” has the meaning ascribed to it in Section 1.04(b).

“2006 Short Period” has the meaning ascribed to it in Section 1.04(b).

“2006 Short Period Return” has the meaning ascribed to it in Section 1.04(b).

“Acquisition Proposal” means any proposal for (i) a merger or other business combination to which the Company is a party or (ii) the direct or indirect acquisition of any equity interest in, or a substantial portion of the assets of, the Company, other than the transactions contemplated by this Agreement.

“Actions or Proceedings” means any action, suit, proceeding, arbitration or Governmental or Regulatory Authority investigation or audit.

“AeroTurbine Capital” means AeroTurbine Capital Corp., a Florida corporation, all of the outstanding capital stock of which is owned by the Management Sellers.

“Affiliate” means any Person that directly, or indirectly through one of more intermediaries, controls or is controlled by or is under common control with the Person specified and, with respect to an individual, means such individual’s immediate family members and the immediate family members of any such individual’s immediate family members.  For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by Contract or otherwise and, in any event and without limitation of the previous sentence, any Person owning ten percent (10%) or more of the voting securities of another Person shall be deemed to control that Person.

“Agreement” means this Stock Purchase Agreement and the Exhibits, the Disclosure Schedule and the Schedules hereto and the certificates delivered in accordance with Sections 6.03 and 7.03, as the same shall be amended from time to time.

“Aircraft Asset Lease” means any lease agreement (and all other agreements, including any side-letters, extension agreements, assignment of warranties and option agreements related to any such lease agreement) in respect of an aircraft or an engine pursuant to which an aircraft or an engine is leased by the Company or any Subsidiaries to any lessee.

“Aircraft-Related Assets” means any aircraft, any engines, any spare parts in respect thereof, and any other assets that are specifically used in connection with the aircraft, the engines or the spare parts.

“Allocation” has the meaning ascribed to it in Section 1.06.

“Alternative Transaction” has the meaning ascribed to it in Section 4.04.

“Assets and Properties” of any Person means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), including the goodwill related thereto, operated, owned or leased by such Person, including without limitation cash, cash equivalents, Investment Assets, accounts and notes receivable, chattel paper, documents, instruments, general intangibles, real estate, equipment, inventory, goods and Intellectual Property.

“Audited Financial Statements” means the Financial Statements for the most recent fiscal year of the Company delivered to Purchaser pursuant to Section 2.10.

“Authorized Bank” has the meaning ascribed to it in Section 4.18.

“Benefit Plan” means any Plan established by the Company or any Subsidiary, or any predecessor or Affiliate of any of the foregoing, existing at the Closing Date or within three (3) years prior thereto, to which the Company or any Subsidiary contributes or has contributed, under which any employee, former employee or director of the Company or any Subsidiary or any beneficiary thereof is covered, is eligible for coverage or has benefit rights or with respect to which the Company or any Subsidiary has any actual or contingent liability.

“Books and Records” means all files, documents, instruments, papers, books and records relating to the Business or Condition of the Company, including without limitation financial statements, Tax Returns and related work papers and letters from accountants, budgets, pricing guidelines, ledgers, journals, deeds, title policies, minute books, stock certificates and books, stock transfer ledgers, Contracts, Licenses, customer lists, computer files and programs, retrieval programs, operating data and plans and environmental studies and plans.

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in New York and Florida are authorized or obligated to close.

“Business or Condition of the Company” means the business, condition (financial or otherwise), results of operations, Assets and Properties and prospects of the Company and the Subsidiaries taken as a whole.

“Cash”  means cash (including checks received prior to the close of business on the relevant date, whether or not deposited or cleared prior to the close of business on the relevant date), commercial paper, certificates of deposit and other bank deposits, treasury bills and any other cash equivalents.

“Cash Equivalent Investments” has the meaning ascribed to it in Section 4.18.

“Cerberus Entities” has the meaning ascribed to it in the forepart of this Agreement.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and the rules and regulations promulgated thereunder.

“Claim Notice” means written notification of a third party claim as to which indemnity under Section 11.02 is sought by an Indemnified Party, enclosing a copy of all papers served, if any, and specifying the nature of and basis for such third party claim and for the Indemnified Party’s claim against the Indemnifying Party under Section 11.02, together with the amount or, if not then reasonably determinable, the estimated amount, determined in good faith, of the Loss arising from such third party claim.

“Closing” means the closing of the transactions contemplated by Section 1.03.

“Closing Date” means (a) the fifth Business Day after the day on which the last of the consents, approvals, actions, filings, notices or waiting periods described in or related to the filings described in Sections 6.05 through 6.07 and Section 7.05 has been obtained, made or given or has expired, as applicable, or (b) such other date as Purchaser and Sellers mutually agree upon in writing.

“Closing Purchase Price” has the meaning ascribed to it in Section 1.02.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Code §338 Forms” has the meaning ascribed to it in Section 8.02.

“Company” has the meaning ascribed to it in the forepart of this Agreement.

“Company Employees” has the meaning ascribed to it in Section 9.01(a).

“Contest” has the meaning ascribed to it in Section 8.05(b).

“Contract” means any agreement, lease, license, evidence of Indebtedness, mortgage, indenture, security agreement or other contract (whether written or oral).

“Defined Benefit Plan” means any Plan that is subject to Part 3 of Title I of ERISA, Section 412 of the Code or Title IV of ERISA.

“Disclosure Schedule” means the record delivered to Purchaser by Sellers herewith and dated as of the date hereof, containing all lists, descriptions, exceptions and other information and materials as are required to be included therein by Sellers pursuant to this Agreement.

“Elections” has the meaning ascribed to it in Section 8.02.

“Employment Agreements” has the meaning ascribed to it in the forepart of this Agreement.

“Enbee” has the meaning ascribed to it in Section 4.16.

“Environmental Law” means any Law or Order relating to the regulation or protection of human health, safety or the environment or to emissions, discharges, Releases or threatened Releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes into the environment (including, without limitation, ambient air, soil, surface water, ground water, wetlands, land or subsurface strata), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes.

“Environmental Permits” has the meaning ascribed to it in Section 2.26.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any Person who is in the same controlled group of corporations or who is under common control with Sellers or, before the Closing, the Company or any Subsidiary (within the meaning of Section 414 of the Code).

“Final Determination” has the meaning ascribed to it in Section 8.05(e).

“Financial Statements” means the consolidated financial statements of the Company and its consolidated Subsidiaries delivered to Purchaser pursuant to Section 2.10 or 4.06.

“Foreign Tax Credit Benefit” has the meaning ascribed to it in Section 1.04(f).

“GAAP” means generally accepted accounting principles, consistently applied throughout the specified period and in the immediately prior comparable period.

“Governmental or Regulatory Authority” means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision.

“Hazardous Material” means (A) any petroleum or petroleum products, radioactive materials, asbestos in any form or condition, urea formaldehyde foam insulation and polychlorinated biphenyls (PCBs); (B) any other chemicals or other materials, substances or wastes which are now or hereafter become defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants” or words of similar import under any Environmental Law; and (C) any other chemical or other material, substance or waste, exposure to which is now or hereafter prohibited, limited or regulated by any Governmental or Regulatory Authority under any Environmental Law or with respect to which liability or standards of conduct are imposed under an Environmental Law.

“HSR Act” means Section 7A of the Clayton Act (Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended) and the rules and regulations promulgated thereunder.

“Indebtedness” of any Person means all obligations of such Person (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business), (iv) under capital leases and (v) in the nature of guarantees of the obligations described in clauses (i) through (iv) above of any other Person.

“Indemnified Party” means any Person claiming indemnification under any provision of Article XI.

“Indemnifying Party” means any Person against whom a claim for indemnification is being asserted under any provision of Article XI.

“Indemnity Notice” means written notification pursuant to Section 11.03(b) of a claim for indemnity under Article XI by an Indemnified Party, specifying the nature of and basis for such claim, together with the amount or, if not then reasonably determinable, the estimated amount, determined in good faith, of the Loss arising from such claim.

“Intellectual Property” means all patents and patent rights, trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, service names and service name rights, brand names, inventions, processes, formulae, copyrights and copyright rights, trade dress, business and product names, logos, slogans, trade secrets, industrial models, processes, designs, methodologies, computer programs (including all source codes) and related documentation, technical information, manufacturing, engineering and technical drawings, know-how and all pending applications for and registrations of patents, trademarks, service marks and copyrights.

“Interim Period” has the meaning ascribed to it in Section 1.02.

“Investment Account” has the meaning ascribed to it in Section 4.18.

“Investment Assets” means all debentures, notes and other evidences of Indebtedness, stocks, securities (including rights to purchase and securities convertible into or exchangeable for other securities), interests in joint ventures and general and limited partnerships, mortgage loans and other investment or portfolio assets owned of record or beneficially by the Company or any Subsidiary and issued by any Person other than the Company or any Subsidiary (other than trade receivables generated in the ordinary course of business of the Company and the Subsidiaries).

“IRS” means the United States Internal Revenue Service.

“Knowledge of Sellers” or “Known to Sellers” means the knowledge of any Seller.

“Laws” means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision or of any Governmental or Regulatory Authority.

“Liabilities” means all Indebtedness, obligations and other liabilities of a Person (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due and whether known or unkown).

“Licenses” means all licenses, permits, certificates of authority, authorizations, approvals, registrations, franchises and similar consents granted or issued by any Governmental or Regulatory Authority.

“Liens” means any mortgage, pledge, assessment, security interest, lease, lien, adverse claim, levy, charge or other encumbrance of any kind, or any conditional sale Contract, title retention Contract or other Contract to give any of the foregoing.

“Loss” means any and all direct or indirect damages, fines, fees, penalties, deficiencies, losses and expenses (including without limitation interest, court costs, fees of attorneys, accountants and other experts or other expenses of litigation or other proceedings or of any claim, default or assessment) and shall include any decrease in the value of the Shares due to a Loss suffered by or in the Company or any Subsidiary to the Purchaser.

“Material Adverse Effect” means any circumstance, change in or effect on the Company or any Subsidiary that, individually or in the aggregate with all other circumstances, changes in or effects on the Company or any Subsidiary, is or is reasonably likely to be materially adverse to the business, operations, assets or liabilities (including, without limitation, contingent liabilities), customer or supplier relationships, results of operations or the condition (financial or otherwise) of the Company and the Subsidiaries taken as a whole; provided, however, that “Material Adverse Effect” shall not include any event, circumstance, change or effect arising out of or attributable to general economic conditions or events, circumstances, changes or effects affecting the securities markets generally or the industry in which the Company operates.

“New Plan” has the meaning ascribed to it in Section 9.01(a).

“New Real Estate Lease” has the meaning ascribed to it in Section 4.16.

“Non-Competition Agreement” has the meaning ascribed to it in the forepart of this Agreement.

“NPL” means the National Priorities List under CERCLA.

“Obligor” has the meaning ascribed to it in Section 2.21.

“Old Plan” has the meaning ascribed to it in Section 9.01(a).

“Operative Agreements” means the Shareholder Equity Agreements, Non-Competition Agreement and any support or other agreements to be entered into in connection with the transaction.

“Option” with respect to any Person means any security, right, subscription, warrant, option, “phantom” stock right or other Contract that gives the right to (i) purchase or otherwise receive or be issued any shares of capital stock of such Person or any security of any kind convertible into or exchangeable or exercisable for any shares of capital stock of such Person or (ii) receive or exercise any benefits or rights similar to any rights enjoyed by or accruing to the holder of shares of capital stock of such Person, including any rights to participate in the equity or income of such Person or to participate in or direct the election of any directors or officers of such Person or the manner in which any shares of capital stock of such Person are voted.

“Order” means any writ, judgment, decree, injunction or similar order of any Governmental or Regulatory Authority (in each such case whether preliminary or final).

“Parent” has the meaning ascribed to it in the forepart of this Agreement.

“PCBs” has the meaning ascribed to it in Section 2.26.

“PBGC” means the Pension Benefit Guaranty Corporation established under ERISA.

“Pension Benefit Plan” means each Benefit Plan which is a pension benefit plan within the meaning of Section 3(2) of ERISA.

“Permitted Lien” means (i) any Lien for Taxes, assessments and governmental charges not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, (ii) any Lien arising in the ordinary course of business by operation of Law with respect to a Liability that is not yet due or delinquent, (iii) any minor imperfection of title or similar Lien which individually or in the aggregate with other such Liens does not materially impair the value of the property subject to such Lien or the use of such property in the conduct of the business of the Company or any Subsidiary, and (iv) Liens and deposits incurred in the ordinary course to secure obligations under workers’ compensation Laws or similar legislation or other Liens required by Law to secure public or statutory obligations.

“Person” means any natural person, corporation, limited liability company, general partnership, limited partnership, proprietorship, other business organization, trust, union, association or Governmental or Regulatory Authority.

“Plan” means any bonus, incentive compensation, deferred compensation, change in control, retention, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, accident, disability, workmen’s compensation or other insurance, severance, separation or other employee benefit plan, practice, policy or arrangement of any kind, whether written or oral, including, but not limited to, any “employee benefit plan” within the meaning of Section 3(3) of ERISA.

“Pre-Signing Dividend Amount” has the meaning ascribed to it in Section 1.04(c).

“Purchase Price” has the meaning ascribed to it in Section 1.02.

“Purchaser” has the meaning ascribed to it in the forepart of this Agreement.

“Purchaser Indemnified Parties” means Purchaser and its officers, directors, employees, agents and Affiliates (including the Company).

“Qualified Plan” means each Benefit Plan which is intended to qualify under Section 401 of the Code.

“Release(s)” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, including, without limitation, the movement of Hazardous Materials through ambient air, soil, surface water, ground water, wetlands, land or subsurface strata.

“Representatives” has the meaning ascribed to it in Section 4.03.

“Restricted Shares Purchase Agreement” has the meaning ascribed to it in the forepart of this Agreement.

“Scheduled Payments” has the meaning ascribed to it in Section 2.21.

“Seller” and “Sellers” has the meaning ascribed to it in the forepart of this Agreement.

“Sellers Indemnified Parties” means Sellers and its officers, directors, employees, agents and Affiliates.

“Shareholder Equity Agreements” has the meaning ascribed to it in the forepart of this Agreement.

“Share Purchase Price” has the meaning ascribed to it in Section 1.06.

“Shares” has the meaning ascribed to it in the forepart of this Agreement.

“Stockholders Agreement” has the meaning ascribed to it in the forepart of this Agreement.

“Straddle Periods” has the meaning ascribed to it in Section 8.01(b).

“Straddle Pre-Closing Taxes” has the meaning ascribed to it in Section 8.01(b).

“Straddle Returns” has the meaning ascribed to it in Section 8.01(b).

“Subsidiary” means any Person in which the Company, directly or indirectly through Subsidiaries or otherwise, beneficially owns more than fifty percent (50%) of either the equity interests in, or the voting control of, such Person.  For purposes of representations and warranties under this Agreement, AeroTurbine Capital shall be deemed to be a Subsidiary of the Company.

“Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, including, where permitted or required, combined or consolidated returns for any group of entities that include the Company or any Subsidiary.

“Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code §59A), customs duties, capital stock, franchise, profits, withholding (including on non-resident shareholders of S corporations), social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, unclaimed property or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and any expenses incurred in connection with the determination, settlement or litigation of any Tax liability.

“Transfer Taxes” has the meaning ascribed to it in Section 8.06.

“Unaudited Financial Statement Date” means the last day of the most recent fiscal quarter of the Company for which Financial Statements are delivered to Purchaser pursuant to Section 2.10.

“Unaudited Financial Statements” means the Financial Statements for the most recent fiscal quarter of the Company delivered to Purchaser pursuant to Section 2.10.

(b)       Construction of Certain Terms and Phrases.  Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; and (v) the phrases “ordinary course of business” and “ordinary course of business consistent with past practice” refer to the business and practice of the Company or a Subsidiary.  Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.  All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

ARTICLE XIV

MISCELLANEOUS

14.01       Notices.  All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or mailed (first class postage prepaid) to the parties at the following addresses or facsimile numbers:

If to Purchaser, to:

AerCap, Inc.
100 N.E. Third Avenue, Suite 800

Ft. Lauderdale, Florida, 33301, USA

Facsimile No.:  (954) 760-7716

with a copy to:

AerCap, B.V.
Evert van de Beekstraat 312
1118 CX SCHIPHOL Airport
The Netherlands

and

Cerberus Capital Management, L.P.
299 Park Avenue
New York, New York 10171
Attn:  Robert G. Warden

Milbank, Tweed, Hadley and McCloy LLP
1 Chase Manhattan Plaza
New York, New York 10005
Facsimile No.:  (212) 822-5171
Attn:  Alexander M. Kaye, Esq.

If to Sellers, to:

Mr. Nicolas Finazzo, Mrs. Rose Ann Finazzo or Mr. Robert B. Nichols
AeroTurbine, Inc.
2323 N.W. 82nd Avenue
Miami, Florida 33122-1512
Facsimile No.:  (305) 406-3065

with a copy to:

Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A.
150 West Flagler Street, Suite 2200

Miami, Florida 33130
Facsimile No.:  (305) 789-3395
Attn:  Stuart D. Ames, Esq.

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section, be deemed given upon receipt, and (iii) if delivered by mail in the manner described above to the address as provided in this Section, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section).  Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other party hereto.

14.02       Entire Agreement.  This Agreement and the Operative Agreements supersede all prior discussions and agreements between the parties with respect to the subject matter hereof and thereof, including without limitation that certain letter of intent between AerCap, B.V., Nicolas Finazzo and Robert B. Nichols dated as of November 24, 2005 and confidentiality agreement between AerCap, B.V. and Wachovia Capital Markets, LLC dated September 2, 2005, and contain the sole and entire agreement between the parties hereto with respect to the subject matter hereof and thereof.

14.03       Expenses.  Except as otherwise expressly provided in this Agreement (including without limitation as provided in Section 12.02), whether or not the transactions contemplated hereby are consummated, each party will pay its own costs and expenses, and Sellers shall pay the costs and expenses of the Company and the Subsidiaries, incurred in connection with the negotiation, execution and closing of this Agreement and the Operative Agreements and the transactions contemplated hereby and thereby.  Notwithstanding the foregoing, Purchaser shall pay the entire filing fee for the Premerger Notification and Report Form under the HSR Act.

14.04       Public Announcements.  At all times at or before the Closing, Sellers and Purchaser will not, and Sellers will not permit the Company to, issue or make any reports, statements or releases to the public or generally to the employees, customers, suppliers or other Persons to whom the Company and the Subsidiaries sell goods or provide services or with whom the Company and the Subsidiaries otherwise have significant business relationships with respect to this Agreement or the transactions contemplated hereby without the consent of the other, which consent shall not be unreasonably withheld.  If either party is unable to obtain the approval of its public report, statement or release from the other party and such report, statement or release is, in the opinion of legal counsel to such party, required by Law in order to discharge such party’s disclosure obligations, then such party may make or issue the legally required report, statement or release and promptly furnish the other party with a copy thereof.  Sellers and Purchaser will also obtain the other party’s prior approval of any press release to be issued immediately following the Closing announcing the consummation of the transactions contemplated by this Agreement.  Without limiting the generality of the foregoing, none of the parties to this Agreement or the Company shall make any public disclosure of the Purchase Price or the Closing Purchase Price without the prior written consent of the other parties hereto unless such disclosure is required by applicable Laws and then only to the extent so required.  If any Affiliate of Purchaser or Parent makes any disclosure which Purchaser is not permitted to make hereunder, Purchaser shall be deemed to have breached the covenant contained in this Section.

14.05       Confidentiality.  Each party hereto will hold, and will use its best efforts to cause its Affiliates, and their respective Representatives to hold, in strict confidence from any

Person (other than any such Affiliate or Representative) all documents and information provided to such party by another party to this Agreement or such other party’s Representatives, unless (i) compelled to disclose by judicial or administrative process (including without limitation in connection with obtaining the necessary approvals of this Agreement and the transactions contemplated hereby of Governmental or Regulatory Authorities) or by other requirements of Law or (ii) disclosed in an Action or Proceeding brought by a party hereto in pursuit of its rights or in the exercise of its remedies hereunder, all documents and information concerning the other party or any of its Affiliates furnished to it by the other party or such other party’s Representatives in connection with this Agreement or the transactions contemplated hereby, except to the extent that such documents or information can be shown to have been (a) previously known by the party receiving such documents or information, (b) in the public domain (either prior to or after the furnishing of such documents or information hereunder) through no fault of such receiving party or (c) later acquired by the receiving party from another source if the receiving party is not aware that such source is under an obligation to another party hereto to keep such documents and information confidential; provided that following the Closing the foregoing restrictions will not apply to Purchaser’s use of documents and information concerning the Company and the Subsidiaries furnished by Sellers hereunder.  In the event the transactions contemplated hereby are not consummated, upon the request of the other party, each party hereto will, and will cause its Affiliates, any Person who has provided, or who is considering providing, financing to such party and their respective Representatives to, promptly (and in no event later than five (5) Business Days after such request) redeliver or cause to be redelivered all copies of documents and information furnished by the other party in connection with this Agreement or the transactions contemplated hereby and destroy or cause to be destroyed all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon prepared by the party furnished such documents and information or its Representatives.

14.06       Waiver.  Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition.  No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.  All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

14.07       Amendment.  This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party hereto.

14.08       No Third Party Beneficiary.  The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person other than any Person entitled to indemnity under Article XI.

14.09       No Assignment; Binding Effect.  Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other party hereto and any attempt to do so will be void, except (a) for assignments and transfers by operation of Law and (b) that Purchaser may assign this Agreement or any or all of its rights, interests and obligations hereunder (including without limitation its rights under Article XI) to (i) a wholly-owned subsidiary, provided that any such subsidiary agrees in writing to be bound by all of the terms, conditions and provisions contained herein, (ii) any post-Closing purchaser of all of the issued and outstanding stock of the Company or a substantial part of its assets or (iii) any financial institution providing purchase money or other financing to Purchaser or the Company from time to time as collateral security for such financing, but no such assignment referred to in clause (i) or (ii) shall relieve Purchaser of its obligations hereunder.  Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

14.10       Headings.  The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

14.11       Consent to Jurisdiction.  Each party hereby irrevocably submits to the exclusive jurisdiction of any federal court located in the Borough of Manhattan in the City and State of New York or any New York state court located in the Borough of Manhattan in the City of New York in any such action, suit or proceeding arising out of or relating to this Agreement or any of the Operative Agreements or any of the transactions contemplated hereby or thereby, and agrees that any such action, suit or proceeding shall be brought only in such court, provided, however, that such consent to jurisdiction is solely for the purpose referred to in this Section 14.11 and shall not be deemed to be a general submission to the jurisdiction of said courts or in the State of New York other than for such purpose.  Each party hereby irrevocably waives, to the fullest extent permitted by Law, (i) trial by jury and (ii) any objection that it may now or hereafter have to the laying of the venue of any such action, suit or proceeding brought in such a court and any claim that any such action, suit or proceeding brought in such a court has been brought in an inconvenient forum.

14.12       Invalid Provisions.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, and (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

14.13       Governing Law.  This Agreement shall be governed by and construed in accordance with the Laws of the State of New York applicable to a Contract executed and performed in such State, without giving effect to the conflicts of laws principles thereof.

14.14       Counterparts.  This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

[Signatures are on the next page]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officer of each party hereto as of the date first above written.

AERCAP, INC.

By:	/s/ Laura B. Showalter
Name: Laura B. Showalter
Title: Secretary

/s/ Nicolas Finazzo
NICOLAS FINAZZO

/s/ Rose Ann Finazzo
ROSE ANN FINAZZO

/s/ Robert B. Nichols
ROBERT B. NICHOLS

AERCAP, B.V.

AerCap, B.V. hereby guarantees the due and punctual performance and discharge of all of Purchaser’s obligations under this Agreement.

By:	/s/ Israel Padron
Name: Israel Padron
Title: Authorized Signatory

By:	/s/ Wouter M. den Dikken
Name: Wouter M. den Dikken
Title: Authorized Signatory